UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Valero Energy Corporation

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VALERO ENERGY CORPORATION
NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors has determined that the 2009 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 30, 2009, at 10:00 a.m., Central Time, at our offices located at One Valero Way, San Antonio, Texas 78249 for the following purposes:
(1)	Elect four Class III directors to serve until the 2012 annual meeting of stockholders or until their respective successors are elected and have been qualified;

(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009;

(3)	Vote on a stockholder proposal entitled, “Say-on-Pay”;

(4)	Vote on a stockholder proposal entitled, “Stock Retention by Executives”;

(5)	Vote on a stockholder proposal entitled, “Compensation Consultant Disclosures”;

(6)	Vote on a stockholder proposal entitled, “Disclosure of Political Contributions/Trade Associations”; and

(7)	Transact any other business properly brought before the meeting.
By order of the Board of Directors,
Jay D. Browning
Senior Vice President-Corporate Law and Secretary
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 20, 2009

VALERO ENERGY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Introduction
Our Board is soliciting proxies to be voted at the 2009 Annual Meeting of Stockholders on April 30, 2009 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting on April 30, 2009, or on any date to which the meeting may be adjourned. Unless otherwise indicated, the terms “Valero,” “we,” “our,” and “us” are used in this proxy statement to refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. The term “Board” refers to the Board of Directors of Valero Energy Corporation.
We are mailing the Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders on or about March 20, 2009. On this date, you will have the ability to access all of our proxy materials on the website referenced in the Notice.
Record Date and Shares Outstanding
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 2, 2009 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 516,331,846 shares of Common Stock were issued and outstanding and entitled to one vote per share.
Quorum
Stockholders representing a majority of voting power, present in person, or represented by properly executed proxy, will constitute a quorum.
Voting in Person at the Meeting
If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote the shares in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from the stockholder of record (e.g., your broker or other nominee) authorizing you to vote the shares.
Revocability of Proxies
You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) submitting a written revocation to Valero, (b) returning a subsequently dated proxy to Valero, or (c) attending the Annual Meeting, requesting that your proxy be revoked, and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Broker Non-Votes
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of Common Stock. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Per the NYSE’s rules, brokers will not have discretion to vote on the stockholder proposals presented as Proposals 3, 4, 5, and 6 in this proxy statement, but will have discretion to vote on the other items scheduled to be presented at the Annual Meeting.
Solicitation of Proxies
Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $14,000, plus reimbursement of certain out-of-pocket expenses.
For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the Thrift Plan, the proxy card will constitute an instruction to the trustee of the plan on how those shares should be voted. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.
Our 2005 and 2004 Stock Splits
Our Common Stock split two-for-one on December 15, 2005, and on October 7, 2004. Each split was effected in the form of a Common Stock dividend. All share and per share data in this proxy statement have been adjusted to reflect the effect of these stock splits for all periods presented.
INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of our Board. Our Board conducts its business through meetings of its members and its committees. Valero’s Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II, and Class III directors, with each class serving a staggered three-year term. During 2008, our Board held six meetings and the standing Board committees held 20 meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting. All Board members attended the 2008 annual stockholders meeting.

INDEPENDENT DIRECTORS
The Board presently has one member from our management, William R. Klesse (Chief Executive Officer, President, and Chairman of the Board), and 10 non-management directors. The Board determined that each of its non-management directors who served at any time during 2008 met the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual. Those independent directors were W.E. “Bill” Bradford, Ronald K. Calgaard, Jerry D. Choate, Irl F. Engelhardt, Ruben M. Escobedo, Bob Marbut, Donald L. Nickles, Robert A. Profusek, Susan Kaufman Purcell, and Stephen M. Waters. As a member of management, William R. Klesse is not an independent director under the NYSE’s listing standards.
The Board’s Audit, Compensation, and Nominating/Governance Committees are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in regulations of the SEC.
Independence Determinations
Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with Valero. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of Valero, each of the independent directors named above has either no relationship with Valero, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Valero, or has only immaterial relationships with Valero, and is independent under the NYSE’s listing standards.
As provided for under the NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. These standards are published in Article I of Valero’s Corporate Governance Guidelines and are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. Under the NYSE listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.
A relationship falls within the guidelines adopted by the Board if it:
•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•	consists of charitable contributions by Valero to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years;

•	consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

COMMITTEES OF THE BOARD
The Board has standing Audit, Compensation, Executive, Finance, and Nominating/Governance Committees. Each committee has a written charter. The charters are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. The committees of the Board and the number of meetings held by each committee in 2008 are described below.
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. Members of the Audit Committee are Ruben M. Escobedo (Chairman), Ronald K. Calgaard, Irl F. Engelhardt, Susan Kaufman Purcell, and Stephen M. Waters. The Audit Committee met seven times in 2008. The “Report of the Audit Committee for Fiscal Year 2008” appears below following the disclosures related to Proposal 2.
The Board has determined that Ruben M. Escobedo is an “audit committee financial expert” (as defined by the SEC), and that he is “independent” as independence for audit committee members is defined in the NYSE Listing Standards. For further information regarding Mr. Escobedo’s experience, see "Proposal No. 1 Election of Directors — Information Concerning Nominees and Other Directors.”
Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity compensation plans and incentive bonus plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below. The Compensation Committee has, for administrative convenience, delegated authority to Valero’s Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.
Members of the Compensation Committee are Bob Marbut (Chairman), W.E. “Bill” Bradford, Jerry D. Choate, and Robert A. Profusek. The Compensation Committee met six times in 2008. The “Compensation Committee Report” for fiscal year 2008 appears below, immediately preceding “Compensation Discussion and Analysis.”
     Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee listed above has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related party transactions.
Executive Committee
The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. With limited exceptions specified in Valero’s bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. Members of the Executive Committee are William R. Klesse (Chairman), Jerry D. Choate, Irl F. Engelhardt, Ruben M. Escobedo, and Bob Marbut. The Executive Committee met once in 2008.

Finance Committee
The Finance Committee reviews and monitors the investment policies and performance of our Thrift Plan and pension plans, insurance and risk management policies and programs, and finance matters and policies as needed. Members of the Finance Committee are Irl F. Engelhardt (Chairman), Ruben M. Escobedo, Bob Marbut, Donald L. Nickles, Susan Kaufman Purcell, and Stephen M. Waters. The Finance Committee met three times in 2008.
Nominating/Governance Committee
The Nominating/Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The Committee also evaluates, recommends, and monitors corporate governance guidelines, policies and procedures, including our codes of business conduct and ethics. Members of the Nominating/Governance Committee are Jerry D. Choate (Chairman), W.E. “Bill” Bradford, Ronald K. Calgaard, Donald L. Nickles, and Robert A. Profusek. The Committee met three times in 2008.
The Nominating/Governance Committee recommended Jerry D. Choate, William R. Klesse, Donald L. Nickles, and Susan Kaufman Purcell to the Board as the director nominees for election as Class III directors at the Annual Meeting. The Committee also considered and recommended the appointment of a lead director to preside at meetings of the independent directors without management (see “Information Regarding the Board of Directors — Lead Director and Meetings of Non-Management Directors”), and recommended assignments for the committees of the Board. The full Board approved the recommendations of the Nominating/Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a lead director, and assignments for the committees of the Board.
     Selection of Director Nominees
The Nominating/Governance Committee solicits recommendations for potential Board candidates from a number of sources including members of the Board, Valero’s officers, individuals personally known to the members of the Board, and third-party research. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous — Stockholder Nominations and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.
     Evaluation of Director Candidates
The Nominating/Governance Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

Each candidate must meet certain minimum qualifications, including:
•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•	skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other relevant expertise.
The Nominating/Governance Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate’s ability to contribute to the collaborative culture among Board members.
Based on this initial evaluation, the Committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.
Following the above procedures, the Committee identified, interviewed and recommended to the Board that Stephen M. Waters be elected as a director. Mr. Waters was elected as a director at the meeting of the Board held on September 23, 2008.
LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Following the recommendation of the Nominating/Governance Committee, the Board designated W.E. “Bill” Bradford to serve as the Lead Director during 2009 for meetings of the non-management Board members outside the presence of management. Non-management Board members regularly meet outside the presence of management.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
Our Board is divided into three classes for purposes of election. Four Class III directors will be elected at the Annual Meeting to serve a three-year term expiring at the 2012 annual meeting of stockholders. Nominees for Class III directors are Jerry D. Choate, William R. Klesse, Donald L. Nickles, and Susan Kaufman Purcell. The persons named on the proxy card intend to vote for the election of each of these nominees unless you direct otherwise on your proxy card.
The Board recommends that stockholders vote “FOR ALL” nominees.
In accordance with Valero’s bylaws, each director to be elected under this Proposal No. 1 shall be elected by the vote of the majority of the votes cast at the Annual Meeting if a quorum is present. For purposes of this election, a “majority of the votes cast” shall mean that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. With respect to each nominee, votes “cast” shall include votes to withhold authority and shall exclude abstentions.

If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.
INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS
The following table describes (a) each nominee for election as a director at the Annual Meeting, and (b) the other members of the Board whose terms expire in 2010 and 2011. The information provided is based partly on data furnished by the directors and partly on Valero’s records. There is no family relationship among any of the executive officers, directors, or nominees for director of Valero.

	Executive Officer or	Age as of	Director
	Director Since (1)	12/31/08	Class (2)
Nominees
Jerry D. Choate, Director	1999	70	III
William R. Klesse, Chairman of the Board,
Chief Executive Officer, and President	2001	62	III
Donald L. Nickles, Director	2005	60	III
Susan Kaufman Purcell, Director	1994	66	III

Other Directors
Ruben M. Escobedo, Director	1994	71	I
Bob Marbut, Director	2001	73	I
Robert A. Profusek, Director	2005	58	I
W.E. “Bill” Bradford, Director	2001	73	II
Ronald K. Calgaard, Director	1996	71	II
Irl F. Engelhardt, Director	2006	62	II
Stephen M. Waters, Director	2008	62	(3)
Footnotes:

(1)	Dates reported include service on the Board of Directors of Valero’s former parent company prior to Valero’s separation from that company in 1997.

(2)	If elected, the terms of office of the Class III directors will expire at the 2012 Annual Meeting. The terms of office of the Class I directors will expire at the 2010 Annual Meeting, and the terms of office of the Class II directors will expire at the 2011 Annual Meeting.

(3)	Mr. Waters will be assigned to Class II at the 2009 Annual Meeting.
Nominees
          Mr. Choate retired from Allstate Corporation, an insurance company, at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds. He has served as a director of Valero since 1999.
          Mr. Klesse is Valero’s Chairman of the Board, Chief Executive Officer, and President. He was elected Chairman of the Board in January 2007, and was elected President in January 2008. He previously served as Valero’s Chief Executive Officer and Vice Chairman of the Board since the end of 2005. He served as Valero’s Executive Vice President and Chief Operating Officer from 2003 through 2005, and as Executive Vice President-Refining and Commercial Operations since Valero’s acquisition of Ultramar Diamond Shamrock Corporation (“UDS”) in 2001.

          Senator Nickles retired in January 2005 as U.S. Senator from Oklahoma after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee, and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Directors of Chesapeake Energy Corporation; Fortress International Group, Inc.; and Washington Mutual Investors Fund. He has served as a director of Valero since 2005.
          Dr. Purcell is Director of the Center for Hemispheric Policy at the University of Miami. The Center examines political, economic, financial, trade, and security issues in Latin America, as well as U.S. — Latin America relations. Dr. Purcell previously served as Vice President of the Council of the Americas, a non-profit business organization of Fortune 500 companies with investments in Latin America, and of the Americas Society, a non-profit educational institution, both in New York City. Dr. Purcell has been a director of Valero or its former parent company since 1994.
Other Directors
          Mr. Bradford is the retired Chairman of Halliburton Company, a services and construction company. Prior to its 1998 merger with Halliburton, he was Chairman and Chief Executive Officer of Dresser Industries, Inc., where he had been employed in various capacities since 1963. Mr. Bradford served as a director of UDS or its predecessors since 1992, and has served as a director of Valero since Valero’s acquisition of UDS in 2001.
          Dr. Calgaard is Chairman of the Ray Ellison Grandchildren Trust in San Antonio, Texas. He was formerly Chairman and Chief Executive Officer of Austin Calvert & Flavin Inc., a San Antonio-based investment management firm, from 2000 to February 2006. Dr. Calgaard served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. He is also a director of The Trust Company, N.A. and served as its Chairman from June 1999 until January 2000. Dr. Calgaard has served as a director of Valero or its former parent company since 1996.
          Mr. Engelhardt is Chairman of the Board and Executive Advisor of Patriot Coal Corporation. Mr. Engelhardt served as Chairman and Chief Executive Officer of Peabody Energy Corporation from 1990 to December 2005 and as its Chairman of the Board from 2006 to October 2007. He served as Co-Chief Executive Officer of The Energy Group from 1997 to 1998, Chairman of Suburban Propane Company from 1995 to 1996, Chairman of Cornerstone Construction and Materials from 1994 to 1995, Director and Group Vice President of Hanson Industries from 1995 to 1996, and Chairman of the Federal Reserve Bank of St. Louis from 2007 to 2008. Mr. Engelhardt is also a director of The Williams Companies, Inc., and General Manager of White Walnut Farms LLC. He has served as a director of Valero since 2006.
          Mr. Escobedo is a Certified Public Accountant. He owned and operated his public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977 through 2007. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. He has served as a director of Valero or its former parent company since 1994.

          Mr. Marbut is Chief Executive Officer of Argyle Security, Inc., a provider of physical electronic security solutions, a company he co-founded in 2005 as Argyle Security Acquisition Corporation and where he served as Chairman and Co-Chief Executive Officer through January 2009. He is a director of Tupperware Brands Corporation and Hearst-Argyle Television, Inc. Mr. Marbut was previously founder and Chief Executive Officer of SecTecGLOBAL, Inc. from 2002 through 2006. He served as a director of UDS since 1990, and has served as a director of Valero since Valero’s acquisition of UDS in 2001.
          Mr. Profusek is a partner, and heads the mergers and acquisitions department, of the Jones Day law firm. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters, including compensation. Mr. Profusek is also a director of CTS Corporation. He has served as a director of Valero since 2005.
          Mr. Waters has been the managing partner of Compass Advisers LLP since 1996 and the Chief Executive of Compass Partners European Equity Fund since 2005. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of the firm’s worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980 and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988. Mr. Waters is also a director of Boston Private Financial Holdings, Chairman of the Advisory Board of the Boston University School of Public Health, Acting Chairman of the United States Naval Institute, and Co-Chairman of the Harvard College Fund. He has served as a director of Valero since 2008.
For information regarding the nominees’ holdings of Common Stock, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” “Executive Compensation,” and “Certain Relationships and Related Transactions.”
BENEFICIAL OWNERSHIP OF VALERO SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table presents information regarding each person, or group of affiliated persons, we know to be a beneficial owner of more than five percent of our Common Stock as of February 1, 2009. The information is based solely upon reports filed by such persons with the SEC.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class

FMR LLC	34,889,195 (1)	6.76%
82 Devonshire Street Boston, Massachusetts 02109

(1)	FMR LLC filed with the SEC an amended Schedule 13G on February 17, 2009, reporting that it or certain of its affiliates beneficially owned in the aggregate 34,889,195 shares, that it had sole voting power with respect to 2,551,086 shares and sole dispositive power with respect to 34,889,195 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table presents information as of February 1, 2009 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

		Shares Under		Percent
Name of Beneficial Owner	Shares Held (1)	Options (2)	Total Shares	of Class
Kimberly S. Bowers	44,929	23,675	68,604	0.01%
W.E. “Bill” Bradford	55,624	49,000	104,624	*
Ronald K. Calgaard	26,413	13,000	39,413	*
Jerry D. Choate	19,946	57,000	76,946	*
Michael S. Ciskowski	230,959	89,560	320,519	0.06%
Irl F. Engelhardt	18,771	5,000	23,771	*
Ruben M. Escobedo	13,819	0	13,819	*
Joseph W. Gorder	73,113	39,616	112,729	0.02%
William R. Klesse	772,704	687,976	1,460,680	0.28%
Bob Marbut	29,755	76,652	106,407	*
Richard J. Marcogliese	142,034	251,820	393,854	0.08%
Donald L. Nickles	8,137	11,000	19,137	*
Robert A. Profusek	7,998	11,000	18,998	*
Susan Kaufman Purcell	12,540	37,000	49,540	*
Stephen M. Waters	3,241	0	3,241	*

Directors and executive officers as a group (16 persons)	1,508,063	1,370,257	2,878,320	*

*	Indicates that the percentage of beneficial ownership of the directors, nominees, and by all directors and executive officers as a group does not exceed 1% of the class.

(1)	Includes shares allocated under the Thrift Plan through January 31, 2009 and shares of restricted stock. Restricted stock may not be disposed of until vested. This column does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Options.”

(2)	Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2009. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that during the year ended December 31, 2008, all Section 16(a) reports applicable to our executive officers, directors and greater than 10% stockholders were timely filed.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Bob Marbut, Chairman
W.E. “Bill” Bradford
Jerry D. Choate
Robert A. Profusek
COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our philosophy for compensating our “named executive officers” (as defined below) is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both company and individual performance. Our executive compensation programs are designed to accomplish the following long-term objectives:
•	to produce long-term, positive results for our stockholders;

•	to build stockholder wealth while practicing good corporate governance;

•	to align executive incentive compensation with Valero’s short- and long-term performance results, with discrete measurements of such performance; and

•	to provide market-competitive compensation and benefits to enable us to recruit, retain, and motivate the executive talent necessary to be successful.
Compensation for our named executive officers includes base salary, an annual incentive bonus opportunity, and long-term, equity-based incentives. Our named executive officers also participate in benefit plans generally available to our other employees.
Named Executive Officers. Throughout this proxy statement, in accordance with SEC rules, the individuals serving as our principal executive officer (Chief Executive Officer) and our principal financial officer (Chief Financial Officer) during the last completed fiscal year (i.e., William R. Klesse and Michael S. Ciskowski, respectively), and our three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (i.e., Richard J. Marcogliese, Kimberly S. Bowers, and Joseph W. Gorder) are referred to collectively as the “named executive officers.”

ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS
Our executive compensation programs are administered by our Board’s Compensation Committee. The Compensation Committee is composed of four independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our compensation and benefits staff. The Compensation Committee has retained Towers Perrin as an independent compensation consultant with respect to executive compensation matters. In its role as an advisor to the Compensation Committee, Towers Perrin is retained directly by the Committee, which has the authority to select, retain, and/or terminate its relationship with the consulting firm in its sole discretion. The duties and responsibilities of the Compensation Committee are further described in this proxy statement under the caption “Information Regarding the Board of Directors — Committees of the Board — Compensation Committee.”
Selection of Comparator Group and Other Benchmarking Data
When determining executive compensation, the Compensation Committee relies on several sources of compensation data in assessing benchmark rates of base salary, annual incentive compensation, and long-term compensation. The Towers Perrin Compensation Data Bank and Compensation Comparator Group (further described below) are used as references in benchmarking compensation for our named executive officers. These are sometimes referred to as “compensation survey data” or “competitive survey data” in this proxy statement.
     Towers Perrin Compensation Data Bank
The Towers Perrin Compensation Data Bank (“Data Bank”) includes 900 companies operating in several industries. Use of the Data Bank enables Valero to compare its executive base salary compensation to that of other companies from many industries having similar revenues and market capitalization. Valero believes that the Data Bank represents an appropriate benchmark for Valero’s executive base salaries because Valero competes across all industry lines for executive talent. Valero believes that many of the skills required for a successful management team (e.g., business acumen, leadership, integrity) transcend the refining industry. Valero believes that to recruit and retain executive talent, Valero must compete with all companies, not just refining and marketing companies. The Data Bank provides a guide for Valero to assess how its executive base salaries compare with the salaries of a wide range of other businesses.
     Compensation Comparator Group
The Compensation Comparator Group, a subset of the Towers Perrin Compensation Data Bank, consists of compensation information and analyses of Towers Perrin that includes compensation practices and available data for the following 13 companies that significantly participate in the domestic oil and gas industry:

BP PLC	Marathon Oil Corporation
Chevron Corporation	Murphy Oil Corporation
CITGO Petroleum Corporation	Occidental Petroleum Corporation
ConocoPhillips	Shell Oil Company (USA)
Exxon Mobil Corporation	Sunoco, Inc.
Hess Corporation	Tesoro Corporation
Koch Industries, Inc.
Valero uses the Compensation Comparator Group as a reference in benchmarking base salaries, annual incentive bonus targets, and long-term incentive targets for our named executive officers. Selection of the Compensation Comparator Group reflects consideration of each company’s relative revenues, asset base, employee population and capitalization, and the scope of managerial responsibility and reporting relationships for the positions under consideration.

     Peer Group
We also use certain peer groups for measuring Valero’s performance when calculating annual incentive bonuses or the number of common shares that may be awarded upon the vesting of performance shares. To measure Valero’s 2008 return-on-investment (ROI) metric for purposes of calculating annual incentive bonuses, we used an ROI Peer Group composed of the following 13 companies engaged in domestic refining operations:

Alon USA Energy Inc.	Holly Corporation
Chevron Corporation	Marathon Oil Corporation
ConocoPhillips	Murphy Oil Corporation
CVR Energy Inc.	Sunoco, Inc.
Exxon Mobil Corporation	Tesoro Corporation
Frontier Oil Corporation	Western Refining Inc.
Hess Corporation
To measure Valero’s total shareholder return (TSR) for the purpose of calculating the number of common shares that may be issued upon the vesting of performance shares, we used a TSR Peer Group composed of the following 10 companies:

Chevron Corporation	Marathon Oil Corporation
ConocoPhillips	Murphy Oil Corporation
Exxon Mobil Corporation	Occidental Petroleum Corporation
Frontier Oil Corporation	Sunoco, Inc.
Hess Corporation	Tesoro Corporation
The foregoing peer groups represent the groups of companies that we use for purposes of the “Performance Graph” disclosed in Part II, Item 5 of our Form 10-K for the year ended December 31, 2008. The peer groups are not used in benchmarking base salaries, bonus targets, or long-term incentive targets.
     Use of Benchmarking Data
Recommendations for base salary, bonuses, and other compensation arrangements are developed under the supervision of the Compensation Committee by our compensation and benefits staff using the foregoing information and analyses and with assistance from Towers Perrin. Use of the compensation survey data is consistent with our philosophy of providing executive compensation and benefits that are competitive with those of companies competing with us for executive talent. In addition, the use of competitive compensation survey data and analyses assists the Compensation Committee in gauging our pay levels and targets relative to companies in our Compensation Comparator Group, the domestic oil refining and marketing industry, and general industry.
In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the compensation level and target for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.

Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other named executive officers and develops individual recommendations based upon the competitive survey data. Both the Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed and approved by the Compensation Committee and by the Board, based on the competitive survey data, and discretionary adjustments may be made based upon their independent evaluation of the Chief Executive Officer’s performance and contributions. In addition, the charter of the Compensation Committee requires the independent directors of the Board to review and approve all compensation for the Chief Executive Officer.
The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by the Committee’s consultant. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year.
The following summarizes the approximate timing of some of our more significant compensation events:
     First Quarter:
•	establish financial performance objectives for annual incentive bonus

•	determine annual incentive bonus for preceding fiscal year

•	review and certify financial performance for performance shares granted in prior years
     Third Quarter:
•	establish target levels of annual incentive and long-term incentive compensation for executive officers for the current fiscal year
     Fourth Quarter:
•	consider base salaries for executive officers for next fiscal year

•	consider long-term incentive compensation awards for executive officers for current fiscal year
ELEMENTS OF EXECUTIVE COMPENSATION
General
Our executive compensation programs consist of the following material elements:
•	base salaries;

•	annual incentive bonuses;

•	long-term equity-based incentives, including:
–	stock options

–	restricted stock; and
•	medical and other insurance benefits, retirement benefits, and other perquisites.
We chose these elements in order to remain competitive in attracting and retaining executive talent and to provide strong performance incentives that provide the potential for both current and long-term payouts. We use base salary as the foundation for our executive compensation program. Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities as well as a foundation upon which incentive opportunities and benefit levels are established. Our annual incentive bonuses are designed to focus our executive officers on Valero’s attainment of key financial performance measures (i.e., return-on-investment, earnings per share, and total stockholder return) to generate profitable annual operations and sustaining results. Our long-term equity incentive awards are designed to tie the executive officer’s financial reward opportunities with the rewards to stockholders as measured by long-term stock price performance and payment of regular dividends, and increasing our stockholders’ return-on-investment. In this proxy statement, the term “Total Direct Compensation” refers to the sum of an executive officer’s base salary, incentive bonus, and long-term incentive awards for a particular fiscal year.
Our Compensation Committee’s general philosophy for 2008 was to target base salary compensation for our named executive officers at or near the 50th percentile of competitive survey data. Base salaries are benchmarked on the 50th percentile of competitive survey data using regression analysis based on company size as measured by annual revenues. In both 2007 and 2008, for base salaries, actual compensation for each of our named executive officers was either at or below the 50th percentile benchmark. The 50th percentile has been established as a desired target for our executives’ base salaries, and through the past several years the Company has been working toward that target. Significant changes in the structure and size of Valero from 2000 to the present, including significant mergers in 2001 and 2005, have resulted in changing landscapes of competitive compensation and benchmarks from year to year.
We established annual incentive bonus and long-term incentive target opportunities (expressed as a percentage of base salary) for each executive position based upon the 65th percentile benchmark of the Compensation Comparator Group for the annual incentive bonus, and the 65th percentile benchmark of the Compensation Comparator Group for long-term incentives.
In 2008, the Compensation Committee directed a change in the Company’s strategy with respect to long-term incentive compensation. The change was made following a wide-ranging review in mid-2008 by the Committee of substantially all aspects of the Company’s compensation philosophy, programs, and metrics. The review included a lengthy special meeting of the Compensation Committee in which it received extensive input from the Committee’s compensation consultant and Valero management with respect to these matters and modified certain aspects of the Company’s compensation programs. Those modifications are explained below. In 2007, long-term incentives were targeted at the 50th percentile as had been the practice in preceding years. In 2008, the Committee decided to revamp the pay-mix of long-term incentives to a stronger performance orientation and establish the 65th percentile as the benchmark for long-term incentives in 2008. In 2007 and prior years, long-term incentives were granted in the form of stock options (35% of total), restricted stock (35% of total), and performance shares (30% of total). In 2008, the mix of incentives was changed such that long-term incentives were granted in only two forms: stock options (60% of total) and restricted stock (40% of total). The shift in strategy to the 65th percentile of all elements of incentive compensation (i.e., both the annual incentive bonus and long-term incentive opportunities) is consistent with the Committee’s desire to pay above the median if the Company’s performance warrants. This strategy further emphasizes the risk/reward relationship of incentive pay while continuing to target fixed compensation in the form of base salary at the 50th percentile level.
For 2008, we paid annual incentive bonuses well below the 65th percentile target for our named executive officers, reflecting the Company’s performance over the course of 2008, which was reflective of the difficult and volatile markets for crude oil and refined products in 2008. As described under the caption “Annual Incentive Bonus — Company Financial Performance Objectives,” Valero’s performance for 2008 resulted in a bonus payout of 61.18% of target. Our annual incentive bonuses were paid at a level that was below the

25th percentile of historical competitive practices in prior years. Long-term incentive grants awarded to our named executive officers in 2008 were at the 65th percentile target. Because the nature of long-term compensation is prospective and forward looking, the Committee desires to make long-term grants at the compensation benchmark of the 65th percentile such that attainment of performance above the median will result in future rewards to management that are above the market median as well.
Relative Size of Major Compensation Elements
In setting executive compensation, the Compensation Committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.
We evaluate the total compensation opportunity offered to each executive officer at least once annually and have conducted compensation assessments on several occasions during the course of the year. In this regard, the Compensation Committee analyzes total compensation from a market competitive perspective, and then evaluates each component relative to its market reference. Because we place such a large amount of our total executive compensation opportunity at risk in the form of variable pay (annual and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of the way in which Valero’s stock price performed during the immediately preceding years, although we may take this into account in other compensation decisions. The Compensation Committee recognizes that refining and marketing is a volatile industry and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.
The following table summarizes the relative size of base salary and target incentive compensation for 2008 for each of our named executive officers:

	Percentage of Total Direct Compensation
		Annual
Name	Base Salary	Incentive Bonus	Long-Term Incentives
William R. Klesse	12%	16%	72%
Michael S. Ciskowski	15%	18%	67%
Richard J. Marcogliese	15%	18%	67%
Kimberly S. Bowers	24%	18%	58%
Joseph W. Gorder	24%	18%	58%
Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance and performance objectives for the Chief Executive Officer and our other named executive officers. Compensation for our Chief Executive Officer is reviewed and approved by the Compensation Committee and the Board’s independent directors. For officers other than the Chief Executive Officer, individual performance is evaluated by the Compensation Committee with the recommendations of the Chief Executive Officer. Individual performance and objectives are specific to each officer position.

Assessment of individual performance may include objective criteria, but by necessity it is largely subjective. Generally, we do not use prescribed targets or other quantitative criteria — such as an executive’s business unit achieving a certain percentage of sales or growth — to measure individual performance. We do employ specific quantitative metrics (e.g., return-on-investment, earnings per share, and total stockholder return) under our annual incentive bonus program. The criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as more qualitative factors such as the executive officer’s ability to lead, ability to communicate, and successful adherence to Valero’s stated core values (i.e., commitment to environment and safety, acting with integrity, showing work commitment, communicating effectively, and respecting others). There are no specific weights assigned to these various elements of individual performance.
Base Salaries
Base salaries for each executive officer position are determined using data from the Towers Perrin Compensation Data Bank and the Compensation Comparator Group for positions with similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of Valero. Salaries are also periodically adjusted to remain competitive with entities within the compensation survey data.
An executive’s compensation typically increases in relation to his or her responsibilities within Valero, with the level of compensation for more senior executive officers being higher than that for less senior executive officers. For example, the base salary and overall compensation for Mr. Marcogliese (Executive Vice President and Chief Operating Officer) in 2008 was higher than that of the other named executive officers (except for our Chief Executive Officer) because the Compensation Committee believed that this compensation appropriately reflected the duties and responsibilities assigned to his position as compared to the duties and responsibilities of the other officer positions. The determination of Mr. Marcogliese’s compensation in light of these duties and responsibilities was otherwise commensurate with the determination process for other named executive officers.
In 2008, the base salaries of our named executive officers were adjusted to the following levels:

Name	Base Salary 12/31/2007	Base Salary 12/31/2008
William R. Klesse	$1,500,000	$1,500,000
Michael S. Ciskowski	$580,000	$700,000
Richard J. Marcogliese	$555,000	$855,000
Kimberly S. Bowers	$400,000	$475,000
Joseph W. Gorder	$423,000	$445,000
The base salaries for our Chief Executive Officer and other executive officers are approved by the Compensation Committee taking into consideration compensation survey data. In addition, the Compensation Committee considers the recommendations of the Chief Executive Officer with regard to officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer is reviewed and approved by the independent directors of the Board.
The base salaries of our named executive officers (other than the Chief Executive Officer) were increased for fiscal year 2008 to remain competitive in our market. Effective January 1, 2009, the annual base salaries of Richard J. Marcogliese, Michael S. Ciskowski, Kimberly S. Bowers, and Joseph W. Gorder were increased to $955,000; $750,000; $494,000; and $460,000; respectively, in recognition of competitive survey data, promotions, and/or the assumption of additional duties and responsibilities.

Annual Incentive Bonus
Our named executive officers can earn annual incentive bonuses based on the following three factors:
•	the position of the named executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus based on the Compensation Comparator Group at the 65th percentile benchmark, with the targets ranging from a low of 75% of base salary to 130% of base salary for our Chief Executive Officer;

•	Valero’s realization of quantitative financial performance goals for the year, which are approved by the Compensation Committee during the first quarter of the year; and

•	a qualitative evaluation of the individual’s performance.
The following table shows the percentage of each named executive officer’s annual base salary that represents his or her annual bonus target for the fiscal year ended December 31, 2008, before discretionary adjustments, as discussed below:

Annual Incentive Bonus Target
Name	as a Percentage of Base Salary
William R. Klesse	130%
Michael S. Ciskowski	120%
Richard J. Marcogliese	120%
Kimberly S. Bowers	75%
Joseph W. Gorder	75%
   Company Financial Performance Objectives
The dollar amount of a named executive officer’s annual incentive bonus is determined by first multiplying the executive officer’s bonus target percentage by his or her base salary (e.g., for Mr. Klesse, 130% times $1,500,000 results in an annual incentive bonus target of $1,950,000). Then, the performance of Valero for the applicable year is assessed using the following quantitative performance metrics, which are measured against target levels for each as pre-established by the Compensation Committee:
•	Valero’s earnings per share, or “EPS,” compared to the target, threshold, and maximum EPS performance levels approved at the start of the plan year by the Compensation Committee;

•	Valero’s total stockholder return, or “TSR,” compared to the target, threshold, and maximum TSR performance levels approved at the start of the plan year by the Compensation Committee (TSR measures the growth in the daily average closing price per share of our Common Stock during the month of November, including the reinvestment of dividends, compared with the daily average closing price of our Common Stock during the corresponding period in the prior year); and

•	Valero’s return-on-investment, or “ROI,” percentile ranking compared to the ROI percentile of the Peer Group for the 12-month period ended September 30, 2008, as approved at the start of the plan year by the Compensation Committee.
The sum of the three calculations (each metric is weighted equally as one-third of the total) yields a total performance score that is then applied to the executive officer’s bonus target to determine his or her annual incentive bonus award for the year. The performance score can range from 0% of target to as high as 200% of the target. (To continue the foregoing example, if Valero’s performance yielded a 140% performance score, then Mr. Klesse’s annual incentive target of $1,950,000 would be multiplied by 140% to yield an actual annual incentive bonus of $2,730,000.) In addition, under the bonus plan the Compensation Committee has the authority to adjust the calculated bonus awards upward or downward by up to a maximum of 25 percentage points or 25 percent of the amount of bonus target earned. The Committee also retains the authority ultimately to determine whether any annual incentive award will be paid in any year to an executive officer for his or her performance.
We believe that annual incentive bonus plans should be predicated on metrics measuring both the quantity of earnings as well as the quality of earnings, while maintaining an appropriate focus on increasing returns to stockholders. The quantity of earnings is typically measured by some amount of earnings performance, such as earnings per share or net income from operations. The quality of earnings is typically measured by some determination of return-on-investment, such as return-on-investment or return on capital employed, allowing consideration of management’s ability to generate a reasonable rate of return on the capital investment in the business. Our current incentive bonus plan considers these financial principles in its overall design. While we believe that these financial performance metrics appropriately reflect our business planning process and corporate financial theory regarding financial performance measurement, we also recognize that due to the volatility of our industry and, in recent years, the economy generally, the difficulty in selecting a truly comparable peer group, and other factors, no financial metrics are perfect for fixing annual bonuses.
For the EPS and TSR performance measures, the target percentage of base salary is subject to adjustment, upward or downward, based upon whether our EPS and TSR exceed or fall short of the target EPS and TSR, respectively. For the ROI financial performance measure, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether our ROI exceeds, or falls short of, the ROI 50th percentile ranking for our ROI Peer Group.
For the 2008 annual incentive bonus program, the Compensation Committee established during the first quarter of the year the following company performance metrics as the target metrics: EPS of $6.87, TSR of 7.50%, and ROI at the 50th percentile of our ROI Peer Group ranking. For 2008, our performance was at the 26.87% payout level for EPS, ROI was at the 9.31% payout level, and TSR did not reach the payout level. Accordingly, the three financial metrics generated a bonus performance score of 36.18% of the target bonus amounts.
At the request of the Chief Executive Officer and in consultation with the Compensation Committee’s compensation consultant, the Committee used its discretion under the incentive bonus program to adjust the bonus performance score for 2008 upward by 25% to 61.18%. In making his request, the Chief Executive Officer cited Valero’s many positive accomplishments during 2008, which included:
•	a quarterly dividend increase of 25 percent to $0.15 per common share,

•	paying off over $350 million in debt,

•	the successful completion of the sale of the Krotz Springs Refinery,

•	implementation of the Commitment to Excellence Management System to drive operational excellence and to further enhance Valero’s commitment to the health and safety of its employees and protection of the environment,

•	a record year for retail operations including the purchase of 70 Albertsons convenience stores and kiosks,

•	continued expense reduction through the systematic review of the Company’s cost structure,

•	an upgrade of Valero’s senior unsecured debt rating by Moody’s Investors Service,

•	working through the effects of two hurricanes on the Gulf Coast and one near Aruba and the support-effort required to aid employees and restart four refineries,

•	Valero’s continued achievements in safety, and

•	significant improvements in environmental operations and compliance as regulatory requirements continue to tighten.
In making its decision, the Compensation Committee gave substantial consideration to the program metrics and the effect of the decline in trading prices for Valero’s Common Stock over the course of 2008, which the Committee regarded as an important factor militating against use of its upward discretion. The Compensation Committee weighed this against other factors, including:
•	Valero’s historical cultural commitment to its employees, including senior management, and the potential effect on morale of adverse developments in the refining and marketing industry and the economy generally beginning in the second half of 2008,

•	the Committee’s view that the decline in trading prices for the Company’s stock was primarily attributable to industry and general economic conditions rather than matters specific to Valero,

•	that bonus targets had been established for 2008 well before the general declines in the industry and general economy during the second half of the year,

•	accomplishments by Valero’s senior management team, including in respect of operational, safety, and strategic matters (including the matters cited by the Chief Executive Officer described above),

•	that the bonus awards, as increased, would still represent the lowest bonus award for Valero management since 1999, and

•	that the Chief Executive Officer excluded himself from receipt of any additional bonus amount if the Committee exercised its discretion.
At the request of Mr. Klesse, the Committee and the Board determined that the bonus of the Chief Executive Officer would be paid at the Company performance score of 36.18% rather than the discretionary adjusted amount of 61.18%, and that from the amount that otherwise would have accrued to Mr. Klesse at the 61.18% level, an extra $50 would be paid to each hourly and nonexempt employee participating in Valero’s all-employee bonus pool.
The following table provides a summary of how the 2008 annual incentive bonus amounts paid to our named executive officers were calculated:

	Klesse	Ciskowski	Marcogliese	Bowers	Gorder
Base salary (1)	$1,500,000	$700,000	$855,000	$475,000	$445,000
Bonus target percentage (2)	130%	120%	120%	75%	75%
Bonus target amount (3)	$1,950,000	$840,000	$1,026,000	$356,250	$333,750
Valero performance score (4)	36.18%	36.18%	36.18%	36.18%	36.18%
Bonus amount before discretionary adjustment (5)	$705,510	$303,912	$371,207	$128,891	$120,751
Discretionary adjustment (6)	0%	25.00%	25.00%	25.00%	25.00%
Discretion adjusted bonus calculation (7)	$705,510	$513,912	$627,707	$217,954	$204,188
Actual bonus amount paid (8)	$705,510	$513,912	$627,707	$217,954	$204,188

Footnotes:

(1)	As described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Base Salaries.”

(2)	As described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Bonus.”

(3)	Determined by multiplying “base salary” times “bonus target percentage.”

(4)	Determined by adding the scores from Valero’s performance metrics (i.e., EPS, TSR and ROI). Each metric is weighted equally as one-third of the total. Valero’s total performance score can range from 0% to 200%. For 2008, the unadjusted bonus performance score was 36.18%

(5)	Determined by multiplying “bonus target amount” by 0.3618 (“Valero performance score”).

(6)	As described in the narrative above, the Compensation Committee used its discretion to adjust the amount of the bonus payment upward by a factor of 25.00%. As disclosed above, Mr. Klesse requested to forego the discretionary adjustment amount.

(7)	Determined by multiplying “bonus target amount” by the sum of “Valero performance score” plus “discretionary adjustment,” except for Mr. Klesse.

(8)	As disclosed in the Summary Compensation Table. The “actual bonus amount paid” reflects rounding adjustments, and in certain years (but not in 2008) can reflect other adjustments to the “discretion adjusted bonus calculation” amount based upon the exercise of discretion of the Chief Executive Officer and the Compensation Committee as described above in “Compensation Discussion and Analysis — Elements of Executive Compensation — Individual Performance and Personal Objectives.”
Long-Term Incentive Awards
We provide stock-based, long-term compensation for executive officers through our stockholder-approved equity plans. The plans provide for a variety of stock and stock-based awards, including stock options and restricted stock, each of which vest over a period determined by the Compensation Committee. The Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.
For each eligible executive, a target amount of long-term incentives is established based on the 65th percentile of the Compensation Comparator Group and is expressed as a percentage of base salary. Our 2008 long-term incentive awards consisted of an allocation of stock options and restricted stock weighted 60% in the form of stock options and 40% in the form of restricted stock, and is based on Valero’s determination to provide an appropriate balance of long-term incentives. An executive officer’s targeted award may be adjusted based upon the Compensation Committee’s evaluation of the executive officer’s individual performance, which (for executive officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer. See “Compensation Discussion and Analysis — Elements of Executive Compensation — Individual Performance and Personal Objectives.” As with the annual incentive bonus, the Compensation Committee retains discretion to determine whether any award should be made.
The following table shows the percentages of each named executive officer’s base salary and Total Direct Compensation that represent his or her long-term compensation target for the fiscal year ended December 31, 2008:

	Long-Term Incentive Awards	Long-Term Incentive Awards
	Target as a Percentage of	Target as a Percentage of Total
Name	Base Salary	Direct Compensation
William R. Klesse	585%	72%
Michael S. Ciskowski	450%	67%
Richard J. Marcogliese	450%	67%
Kimberly S. Bowers	250%	58%
Joseph W. Gorder	250%	58%

     Stock Options and Restricted Stock
In the design of our 2008 long-term incentive program, stock options comprise 60% of each executive officer’s total long-term incentive target, and shares of restricted stock comprise an additional 40% of the officer’s target. The Compensation Committee presently expects to make awards of options and restricted stock annually. In 2008, the Compensation Committee determined that awards of restricted stock will vest in equal annual installments over a period of five years and contain a performance accelerator feature to provide for the potential early vesting of one-half of the restricted stock grant. The performance accelerator feature requires that the closing market price per share for Valero’s common stock must be $60 or above for five consecutive trading days, whereupon the shares then eligible for accelerated vesting will vest. Given the significant decline in the market share price of Valero common stock from the fourth quarter of 2007 to the fourth quarter of 2008, the performance accelerator feature is intended to reward company performance that triggers a significant appreciation in Valero’s market share price within the next several years. Stock options granted in 2008 will vest in equal annual installments over a period of three years and have seven-year terms.
Grants and vesting of stock options are not contingent upon the achievement of any specified performance targets. However, because the exercise price of options cannot be less than 100% of the fair market value of our Common Stock on the date of grant, options will provide a benefit to the executive only to the extent that there is appreciation in the market price of our Common Stock. Options and restricted stock are subject to forfeiture if an executive terminates employment prior to vesting.
The Compensation Committee considers and grants stock options and restricted stock to our executive officers and other employees annually, typically during the third or fourth quarter. The Committee may also grant stock options or restricted stock to new executive officers and employees when they are hired or promoted. During periods between meetings of the Compensation Committee, as an administrative convenience, the Chief Executive Officer has limited authority to make awards to employees other than executive officers when they are hired or promoted.
The exercise price for stock options is the mean of the highest and lowest sales prices per share of our Common Stock as reported on the NYSE on the grant date. All awards of options described in the Summary Compensation Table and Grants of Plan-Based Awards Table of this proxy statement were reviewed and approved by the Compensation Committee. All of these stock options have a grant date that is equal to or after the date on which the options were approved by the Compensation Committee, except for grants to our Chief Executive Officer, which have a grant date that is equal to or after the date on which our independent directors approve grants recommended by the Compensation Committee.
The stock option and restricted stock components of our executive officers’ 2008 long-term incentive packages were awarded in October 2008. The following table shows the percentages of each named executive officer’s base salary and Total Direct Compensation that represent his or her stock option and restricted stock targets for the fiscal year ended December 31, 2008.

		Stock Option		Restricted Stock
	Stock Option	Target as a	Restricted Stock	Target as
	Target as a	Percentage of Total	Target as a	Percentage of
	Percentage of	Direct	Percentage of	Total Direct
Name	Base Salary	Compensation	Base Salary	Compensation
William R. Klesse	351%	43%	234%	29%
Michael S. Ciskowski	270%	40%	180%	27%
Richard J. Marcogliese	270%	40%	180%	27%
Kimberly S. Bowers	150%	35%	100%	23%
Joseph W. Gorder	150%	35%	100%	23%

     Performance Shares
In prior years, performance shares comprised a portion of the executive officers’ long-term incentive targets. Although no performance shares were granted in 2008, each of the named executive officers holds performance shares that were granted in 2006 and 2007, which have scheduled vesting dates from January 2008 to January 2011. The performance shares are earned (vest) only upon Valero’s achievement of an objective performance measure, namely total stockholder return.
Each award is subject to vesting in three annual increments, based upon our TSR during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, our TSR for the prior three years is compared to that of our TSR Peer Group and ranked by quartile. Executive officers then earn 0%, 50%, 100%, or 150% of that portion of the initial grant amount that is vesting, depending upon whether our TSR is in the last, 3rd, 2nd, or 1st quartile, respectively, and they earn 200% if we rank highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile performance ranking for that subsequent period. For the performance period ended December 31, 2008, Valero’s TSR placed Valero in the fourth quartile, resulting in a 0% vesting of eligible shares.
In 2008, the Compensation Committee determined to eliminate performance shares as a component of our long-term incentive program choosing to base our long-term incentive program on stock options and restricted stock given that most of our peers employ two long-term incentive vehicles. Additionally, the Committee concluded that the performance shares measure of total shareholder return was somewhat redundant to the annual bonus plan performance metric that was also based on total shareholder return.
Perquisites and Other Benefits
     Perquisites
We provide certain perquisites to our named executive officers. They are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, life insurance policy premiums with respect to cash value life insurance, annual health examination, residential alarm monitoring, residential internet service with access to Valero’s information services portal, and tickets to sporting and other entertainment events. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical benefits or coverage. In addition, we generally do not allow executive officers to use company aircraft for personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executive officers when executive officers are traveling on company aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.
     Other Benefits
We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.
Executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below under “Compensation Discussion and Analysis — Elements of Executive Compensation — Post-Employment Benefits.”
Post-Employment Benefits
     Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan, or “SERP,” which provide supplemental pension benefits to certain highly compensated employees, and under which our named executive officers are participants. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.
The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service, including service with our former parent, affording the highest such average) times the participant’s years of credited service. The SERP provides an additional benefit equal to .35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. For purposes of the SERP, the participant’s most highly compensated consecutive 36 months of service are considered, including employment with our former parent and its subsidiaries. The SERP benefit payment is made in a lump sum; an annuity form of benefit payment is not available under the SERP. An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus. Pension benefits are not subject to any deduction for social security or other offset amounts. For more information regarding our named executive officers’ participation in our pension plans, see the table under the caption “Pension Benefits” and its related disclosures.
     Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment) or at other designated distribution times provided for in the DC Plan. The DC Plan is a non-qualified deferred compensation arrangement designed to be a “top hat” plan within the meaning of the Employee Retirement Income Security Act (“ERISA”) and is, therefore, exempt from most of ERISA’s requirements relating to pension plans. The DC Plan is not designed to constitute a qualified pension plan under Section 401(a) of the Internal Revenue Code.
Designated eligible employees are intended to constitute a select group of management or highly compensated employees within the meaning of ERISA. Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30% of their salary and/or 50% of their cash bonuses to be earned for services performed during the following year.

Pursuant to the DC Plan, Valero may from time to time make discretionary contributions to participants’ accounts in such amounts as shall be determined or determinable under a formula and announced to DC Plan participants. For the Chief Executive Officer or the President, any such discretionary contributions would be made upon recommendation by the Compensation Committee and approval of the Board. For certain other executive officers, any such discretionary contributions would be made upon recommendation of the Chief Executive Officer and approval of the Compensation Committee. For any other participant, any such discretionary contributions would be made upon recommendation of the Chief Executive Officer. We have made no discretionary contributions to participants’ accounts, and currently we have no plans to make any discretionary contributions to participants’ accounts. We would likely only consider such contributions in the event of a significant, catastrophic economic event (or series of events) that materially impairs the value of participants’ accounts.
All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s benefits plans administrative committee from time to time.
At the time of their deferral elections, participants may also elect when and over what period of time their deferrals will be distributed. Specifically, participants may elect to have their accounts distributed in a lump sum on a specified date in the future, at least five years from the date of the deferral election. Even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s death, retirement, or other termination of employment. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the January 1st following the date of retirement or termination.
Participants may also elect to have their accounts distributed in one lump sum payment or in five, 10 or 15 year installments upon retirement, and in a lump sum or five annual installments upon other termination. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan account in one lump-sum payment within 90 days following the participant’s death. Participants may also receive a portion of their DC Plan account necessary to satisfy an unforeseeable emergency (as defined in the DC Plan). Upon a change in control (as defined in the DC Plan) of Valero, all DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions.
As a nonqualified deferred compensation arrangement, the DC Plan is subject to Internal Revenue Code Section 409A and its regulations. We intend to administer and interpret the DC Plan in a manner consistent with such Internal Revenue Code section and regulations.
Excess Thrift Plan. Our Excess Thrift Plan provides benefits to our employees whose annual additions to our Thrift Plan are subject to the limitations on such annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (a) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (b) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan consists of a separate plan for purposes of Title I of ERISA.

Information regarding contributions by Valero and each of our named executive officers under our non-qualified defined contribution and other deferred compensation plans during the year ended December 31, 2008, is stated in this proxy statement in the table under the caption “Executive Compensation — Nonqualified Deferred Compensation.”
     Severance Arrangements
We have entered into change of control agreements with each of the named executive officers. These agreements are intended to assure the continued availability of these executive officers in the event of certain transactions culminating in a change of control of Valero. If a “change of control” (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive officer’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
Following a change of control, particular payments under the agreements are triggered commensurate with the occurrence of any of the following: (a) termination of employment by Valero other than for “cause” (as defined in the agreement) or disability; (b) termination by the executive for “good reason” (as defined in the agreements); (c) termination by the executive other than for “good reason”; and (d) termination of employment because of death or disability. These triggers were designed to ensure the continued availability of the executive officers following a change of control, and to compensate the executive officers at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control. For more information regarding payments that may be made under our severance arrangements, see our disclosures below under the caption “Executive Compensation — Potential Payments upon Termination or Change of Control.”
IMPACT OF ACCOUNTING AND TAX TREATMENTS
Accounting Treatment
Effective January 1, 2006, we adopted SFAS 123R, which requires us to recognize in our financial statements the costs of equity awards over the period in which an employee is required to provide service in exchange for the awards. The cost of such awards is measured at fair value on the date of grant and we use the Black-Scholes option pricing model to determine the grant date present value of stock options.
Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (a) solely upon attainment of one or more performance goals, (b) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (c) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.
The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Committee believes that it is in our best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee and other corporate goals the Committee deems important to our success, such as encouraging employee retention, rewarding achievement of nonquantifiable goals and achieving progress with specific projects. We believe that our outstanding stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to Section 162(m) deduction restrictions.
COMPENSATION-RELATED POLICIES
Stock Ownership Guidelines
Our Board, the Compensation Committee and our executive officers recognize that ownership of Common Stock is an effective means by which to align the interests of our directors and executive officers with those of our stockholders. We have long emphasized the importance of stock ownership among our executive officers and directors. Our stock ownership and retention guidelines for our directors and officers, as approved by the Compensation Committee and our Board, are set forth below.
Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their service shares of our Common Stock equal in value to at least three times the annual cash retainer paid to our directors. Directors have five years from their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained.
Executive Stock Ownership Guidelines. Stock ownership guidelines for our officers are as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary
Our officers are expected to meet the applicable guideline within five years and are expected to continuously own sufficient shares to meet the guideline once attained. The full text of our stock ownership and retention guidelines is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.
Prohibition on Insider Trading and Speculation in Valero Stock
We have established policies prohibiting our officers, directors, and employees from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

EXECUTIVE COMPENSATION
The tables that appear in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers for the year ended December 31, 2008. We have used captions and headings in these tables in accordance with the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables, and are an important part of our disclosures.
SUMMARY COMPENSATION TABLE
The following table provides a summary of compensation paid to our named executive officers for the fiscal years ending December 31, 2008, 2007, and 2006. The table shows amounts earned by such persons for services rendered to Valero in all capacities in which they served. The elements of compensation listed in the table are more fully described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes.

						Change in
						Pension Value
						and Nonquali-
				Stock	Option	fied Deferred	All Other
				Awards	Awards	Compensation	Compensa-
Principal Position	Year	Salary ($)	Bonus ($)	($) (1) (2)	($) (1) (3)	Earnings ($) (4)	tion ($) (5)	Total ($)
William R. Klesse,	2008	1,500,000	705,510	4,507,207	2,439,123	1,181,461	138,494	10,471,795
Chief Executive Officer,	2007	1,500,000	3,720,015	5,545,605	3,028,257	1,122,665	117,110	15,033,652
President, and	2006	900,000	1,305,000	4,704,686	2,162,232	780,800	85,755	9,938,473
Chairman of the Board

Michael S. Ciskowski,	2008	700,000	513,912	867,081	336,962	636,887	56,880	3,111,722
Executive Vice President	2007	580,000	870,000	1,018,068	280,081	—	47,309	2,795,458
and Chief Financial	2006	465,000	475,000	1,832,153	315,044	275,048	43,221	3,405,466
Officer

Richard J. Marcogliese,	2008	855,000	627,707	1,637,985	1,040,234	1,757,183	72,049	5,990,158
Executive Vice President	2007	555,000	1,332,000	2,393,109	1,597,676	835,994	51,490	6,765,269
and Chief Operating	2006	415,000	475,000	964,230	193,481	676,857	41,918	2,766,486
Officer

Kimberly S. Bowers,	2008	475,000	217,954	257,193	104,355	185,353	39,143	1,278,998
Executive Vice President and General Counsel (6)

Joseph W. Gorder,	2008	445,000	204,188	544,500	193,614	207,099	43,141	1,637,542
Executive Vice President-	2007	423,000	634,500	472,737	135,306	70,659	44,306	1,780,508
Marketing and Supply (7)
Footnotes to “Summary Compensation” table:

(1)	Represents the dollar amount recognized by Valero for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007, and 2006, as applicable, in accordance with SFAS 123R, which requires companies to expense the fair value of equity awards over the period in which an employee is required to provide service in exchange for the awards. The reported amounts represent the amount of compensation expense recognized by Valero in 2008, 2007, and 2006 (as the “requisite service periods” per SFAS 123R) pertaining to stock options, restricted stock, and performance shares. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The amounts stated in the table reflect Valero’s accounting expense in 2008 for restricted stock and performance share awards, and do not correspond to the actual value that will be recognized by the named executive officers. Performance shares are subject to market and performance conditions as described in “Compensation Discussion and Analysis - Long-Term Incentive Awards — Performance Shares.” There were no grants of performance shares in 2008. The amounts reported for the performance awards subject to vesting for the year ended December 31, 2008, were based on an expected conversion to Common Stock at a rate of 100% and a weighted-average fair value of $70.97 per share, representing the market value of our Common Stock on the grant date reduced by expected dividends over the vesting period. The amounts reported for the performance awards subject to vesting for the year ended December 31, 2007, were based on an expected conversion to Common Stock at a rate of 150% and a weighted-average fair value of $52.62 per share, representing the market value of our Common Stock on the grant date reduced by expected dividends over the vesting period. The amounts reported for the performance awards subject to vesting for the year ended December 31, 2006, were based on an expected conversion to Common Stock at a rate of 150% and a weighted-average fair value of $58.90 per share, representing the market value of our Common Stock on the grant date reduced by expected dividends over the vesting period. The values presented in the table reflect Valero’s accounting expense for the performance share awards; the actual value that will be recognized by the named executive officers depends solely on the achievement of specified performance objectives over the performance period as described in “Compensation Discussion and Analysis.” For restricted stock, the reported amounts represent the amount of compensation expense recognized by Valero in 2008, 2007, and 2006 as the “requisite service periods” per SFAS 123R. See the Grants of Plan-Based Awards table for additional information regarding shares of restricted stock granted in 2008.

(3)	See the Grants of Plan-Based Awards table for information on stock options granted in 2008. For additional information about valuation assumptions for the 2008 stock option grants, refer to Note 22 (“Stock Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the year ended December 31, 2008. For additional information on the valuation assumptions with respect to the 2007 stock option grants, refer to Note 21 of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the year ended December 31, 2007. For additional information on the valuation assumptions with respect to the 2006 stock option grants, refer to Note 22 of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the year ended December 31, 2006.

(4)	This column represents the sum of the change in pension value and non-qualified deferred compensation earnings in 2008, 2007, and 2006 for each of the named executive officers. See the “Pension Benefits Table” for additional information, including the present value assumptions used for these calculations. The actual change-in-value amount for Mr. Ciskowski for the year ended December 31, 2007, is a negative number, but is computed as a “zero amount” in the table above in accordance with Instruction 3 to Item 402(c)(2)(viii) of SEC’s Regulation S-K, which instructs that negative values are not be reflected in the sum reported in the table. For each of the named executive officers, the following table identifies the separate amounts attributable to (A) the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans), and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

Name	Year	(A)	(B)	Total
William R. Klesse	2008	$1,181,461	$0	$1,181,461
	2007	1,122,665	0	1,122,665
	2006	780,800	0	780,800

Michael S. Ciskowski	2008	$636,887	$0	$636,887
	2007	(62,988)	0	(62,988)
	2006	275,048	0	275,048

Richard J. Marcogliese	2008	$1,757,183	$0	$1,757,183
	2007	835,994	0	835,994
	2006	676,857	0	676,857

Kimberly S. Bowers	2008	$185,353	$0	$185,353

Joseph W. Gorder	2008	$207,099	$0	$207,099
	2007	70,659	0	70,659

(5)	The amounts listed as “All Other Compensation” for the year ended December 31, 2008, are composed of the following items:

Item of income (in dollars)	Klesse	Ciskowski	Marcogliese	Bowers	Gorder
Valero contribution to Thrift Plan account	13,800	13,800	13,800	13,800	13,800
Valero contribution to Excess Thrift Plan account	76,200	27,950	37,500	14,700	12,900
Contribution to Thrift Plan account from unused portion of Valero-provided dollars for health and welfare benefits	4,117	—	—	—	491
Reimbursement of club membership dues *	5,070	7,226	5,070	4,840	7,226
Imputed income for personal liability insurance	1,575	1,575	1,575	1,575	1,575
Imputed income for tax return preparation	—	785	785	—	785
Executive insurance premiums with respect to cash value life insurance	25,073	—	—	—	—
Long-term disability premium imputed income	3,728	3,728	3,728	3,728	3,728
Imputed income for insurance (life & survivor) over $50,000	7,564	1,477	9,591	—	2,636
Residential alarm monitoring	239	239	—	—	—
Incremental cost to company for personal use of company aircraft **	1,128	—	—	—	—
Imputed income — golf tournament award		—	100	—	- -

Total	138,494	56,880	72,049	39,143	43,141

*	reimbursement for Mr. Klesse was discontinued effective 2009 upon his request

**	represents 0.47 hours of a portion of one round trip using Valero’s direct operating cost rate of $2,400 per hour

(6)	Ms. Bowers was not a named executive officer for the years ended December 31, 2007 and 2006.

(7)	Mr. Gorder was not a named executive officer for the year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED DECEMBER 31, 2008
The following table provides information regarding grants of plan-based awards (specifically, shares of restricted stock and stock options) made to our named executive officers in 2008.

						Exercise or
			Estimated Future Payouts Under			Base Price	Closing	Grant Date Fair
			Equity Incentive Plan Awards			of Option	Market Price	Value of Stock
			Threshold	Target	Maximum	Awards	on Grant	and Option
Name	Grant Date		(#)	(#)	(#)	($/sh.) (1)	Date ($/sh.)	Awards ($)(2)
William R. Klesse	10/16/08	(3)	n/a	120,330	n/a			2,058,846
	10/16/08	(4)	n/a	446,175	n/a	17.11	17.62	2,235,337

Michael S. Ciskowski	10/16/08	(3)	n/a	43,200	n/a			739,152
	10/16/08	(4)	n/a	160,175	n/a	17.11	17.62	802,477

Richard J. Marcogliese	10/16/08	(3)	n/a	52,760	n/a			902,724
	10/16/08	(4)	n/a	195,625	n/a	17.11	17.62	980,081

Kimberly S. Bowers	10/16/08	(3)	n/a	16,280	n/a			278,551
	10/16/08	(4)	n/a	60,375	n/a	17.11	17.62	302,479

Joseph W. Gorder	10/16/08	(3)	n/a	15,260	n/a			261,099
	10/16/08	(4)	n/a	56,575	n/a	17.11	17.62	283,441
Footnotes:

(1)	Valero’s 2005 Omnibus Incentive Plan provides that the exercise price for all options granted under the plan will be equal to the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant.

(2)	The reported grant date fair value of stock and option awards was determined in compliance with SFAS 123R.

(3)	Represents a grant of shares of restricted stock. The shares vest (become nonforfeitable) in equal annual installments over a period of five years beginning in 2009. Fifty percent of the shares granted in 2008 are eligible for performance accelerated vesting (“Eligible Shares”). Therefore, notwithstanding the restricted shares’ regular five-year vesting schedule, to the extent any Eligible Shares have not yet vested per their regular vesting schedule, and to the extent the Eligible Shares have not been forfeited or otherwise canceled, all unvested Eligible Shares will vest automatically at the close of business on the last date of the period when the NYSE-reported closing price per share of Common Stock is $60.00 or above for five consecutive trading days. Dividends on restricted stock are paid as and when dividends are declared and paid on our outstanding Common Stock. Restricted stock is more fully described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Awards.”

(4)	Represents a grant of options to purchase our Common Stock. The options vest (become nonforfeitable) in equal annual installments over a period of three years beginning in 2009, and will expire in seven years from their date of grant. Under SFAS 123R, the fair value of stock options must be determined using an option-pricing model such as Black-Scholes or a binomial model taking into consideration the following:
•	the exercise price of the option;

•	the expected life of the option;

•	the current price of the underlying stock;

•	the expected volatility of the underlying stock;

•	the expected dividends on the underlying stock; and

•	the risk-free interest rate for the expected life of the option.
The Black-Scholes option pricing model was used to determine grant date fair value. This model is designed to value publicly traded options. Options issued under our plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility, and future dividend yield. The estimated values presented in this table were calculated using an expected average option life of 4.5 years, risk-free rate of return of 2.8%, average volatility rate of 43.2%, and a dividend yield of 3.5%, which is the expected annualized quarterly dividend rate in effect at the date of grant expressed as a percentage of the market value of our Common Stock on the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future market performance of our Common Stock (which cannot be forecast with reasonable accuracy), the continued employment of the option holder throughout the vesting period, and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved. The actual value, if any, a person will realize upon exercise of an option will depend on the excess of the market value of our Common Stock over the exercise price on the date the option is exercised. The options are more fully described in “Compensation Discussion and Analysis — Elements of Executive Compensation - Long-Term Incentive Awards.”

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2008
The following table provides information regarding our named executive officers’ unexercised stock options, unvested shares of restricted stock, and unvested performance shares as of December 31, 2008.

						Stock Awards
									(Performance Shares)
									Equity Incentive		Equity Incentive
		Option Awards				(Restricted Stock)			Plan Awards:		Plan Awards:
	Number of	Number of						Market Value	Number of		Market or
	Securities	Securities				Number of		of Shares	Unearned Shares,		Payout Value of
	Underlying	Underlying				Shares or		or Units of	Units or		Unearned Shares,
	Unexercised	Unexercised		Option	Option	Units of Stock		Stock That	Other Rights		Units or Other
	Options (#)	Options (#)		Exercise	Expira-	That Have		Have Not	That Have Not		Rights That Have
Name	Exercisable	Unexcercisable		Price ($)(1)	tion Date	Not Vested (#)		Vested ($)(2)	Vested (#)(2)		Not Vested ($)(2)
William R. Klesse	200,000	—		9.61875	12/31/11	5,600	(3)	121,184	9,263	(9)	200,451
	108,000	—		9.825	10/29/13	6,240	(4)	135,034	15,746	(10)	340,743
	102,392	—		11.5525	02/06/11	17,238	(5)	373,030	38,000	(11)	822,320
	40,084	—		14.755	02/06/11	36,000	(6)	779,040
	50,900	—		15.65	02/06/11	120,330	(8)	2,603,941
	27,476	—		18.6125	02/06/11
	26,164	—		18.0825	02/06/11
	54,400	13,600	(3)	21.355	10/21/14
	26,400	17,600	(4)	47.4775	10/20/12
	30,160	45,240	(5)	52.545	10/19/13
	22,000	88,000	(6)	71.45	10/25/14
	—	446,175	(7)	17.11	10/16/15

Michael S. Ciskowski	27,200	—		9.825	10/29/13	3,600	(3)	77,904	1,973	(9)	42,696
	36,800	9,200	(3)	21.355	10/21/14	3,296	(4)	71,325	3,353	(10)	72,559
	14,760	9,840	(4)	47.4775	10/20/12	3,672	(5)	79,462	7,500	(11)	162,300
	6,400	9,600	(5)	52.545	10/19/13	7,200	(6)	155,808
	4,400	17,600	(6)	71.45	10/25/14	43,200	(8)	934,848
	—	160,175	(7)	17.11	10/16/15

Richard J. Marcogliese	40,000	—		7.00	05/04/10	1,600	(3)	34,624	1,676	(9)	36,269
	20,000	—		9.8625	06/16/11	1,600	(4)	34,624	2,993	(10)	64,769
	60,000	—		8.43625	07/18/11	3,276	(5)	70,893	17,680	(11)	382,595
	60,000	—		7.515	09/18/12	16,960	(6)	367,014

						Stock Awards
									(Performance Shares)
									Equity Incentive		Equity Incentive
		Option Awards				(Restricted Stock)			Plan Awards:		Plan Awards:
	Number of	Number of						Market Value	Number of		Market or
	Securities	Securities				Number of		of Shares	Unearned Shares,		Payout Value of
	Underlying	Underlying				Shares or		or Units of	Units or		Unearned Shares,
	Unexercised	Unexercised		Option	Option	Units of Stock		Stock That	Other Rights		Units or Other
	Options (#)	Options (#)		Exercise	Expira-	That Have		Have Not	That Have Not		Rights That Have
Name	Exercisable	Unexcercisable		Price ($)(1)	tion Date	Not Vested (#)		Vested ($)(2)	Vested (#)(2)		Not Vested ($)(2)
Richard J. Marcogliese (cont.)	32,000	—		9.825	10/29/13	52,760	(8)	1,141,726
	16,000	4,000	(3)	21.355	10/21/14
	7,800	5,200	(4)	47.4775	10/20/12
	5,740	8,610	(5)	52.545	10/19/13
	10,280	41,120	(6)	71.45	10/25/14
	—	195,625	(7)	17.11	10/16/15

Kimberly S. Bowers	9,600	—		9.825	10/29/13	760	(3)	16,446	346	(9)	7,487
	7,520	1,880	(3)	21.355	10/21/14	584	(4)	12,638	1,126	(10)	24,367
	2,610	1,740	(4)	47.4775	10/20/12	1,236	(5)	26,747	3,000	(11)	64,920
	2,200	3,300	(5)	52.545	10/19/13	2,880	(6)	62,323
	1,745	6,980	(6)	71.45	10/25/14	16,280	(8)	352,299
	—	60,375	(7)	17.11	10/16/15

Joseph W. Gorder	14,400	—		9.825	10/29/13	1,200	(3)	25,968	1,273	(9)	27,548
	11,200	2,800	(3)	21.355	10/21/14	1,280	(4)	27,699	2,523	(10)	54,598
	6,000	4,000	(4)	47.4775	10/20/12	2,763	(5)	59,791	5,470	(11)	118,371
	4,836	7,251	(5)	52.545	10/19/13	5,248	(6)	113,567
	3,180	12,720	(6)	71.45	10/25/14	15,260	(8)	330,226
	—	56,575	(7)	17.11	10/16/15
Footnotes to “Outstanding Equity Awards” table:

(1)	Valero’s 2005 Omnibus Incentive Plan provides that the exercise price for all options granted under the plan will be equal to the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant.

(2)	The assumed market values were determined using the closing market price of our Common Stock on December 31, 2008 ($21.64 per share). For a further discussion of the vesting of certain performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Awards - Performance Shares.”

(3)	The unvested portion of this award will vest on 10/21/09.

Footnotes to “Outstanding Equity Awards” table (cont.):

(4)	The unvested portion of this award will vest in equal installments on 10/20/09 and 10/20/10.

(5)	The unvested portion of this award will vest in equal installments on 10/19/09, 10/19/10, and 10/19/11.

(6)	The unvested portion of this award will vest in equal installments on 10/25/09, 10/25/10, 10/25/11, and 10/25/12.

(7)	The unvested portion of this award will vest in equal installments on 10/16/09, 10/16/10, and 10/16/11.

(8)	The unvested portion of this award will vest in equal installments on 10/16/09, 10/16/10, 10/16/11, 10/16/12, and 10/16/13; fifty percent of the shares of restricted stock represented by this award are eligible for accelerated vesting as described in the footnotes to the “Grants of Plan Based Awards” table above.

(9)	These performance shares vested on 1/19/09 at 0%, and thus no shares of Common Stock were issued on that vesting date; however, per the terms of the performance share award, the performance shares that vested at 0% in January 2009 will be carried forward and be eligible for vesting on the next normal vesting date of performance shares (expected to be in January 2010). The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% of the shares at the closing price of Valero’s Common Stock on 12/31/08.

(10)	Of these performance shares disclosed as unvested at 12/31/08, one-half of them vested on 1/19/09 at 0%, and thus no shares of Common Stock were issued on that vesting date; however, per the terms of the performance share award, the performance shares that vested at 0% in January 2009 will be carried forward and be eligible for vesting on the next normal vesting date of performance shares (expected to be in January 2010). The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of the shares remaining in this award (all of which are scheduled to vest in January 2010), valued using the closing price of Valero’s Common Stock on 12/31/08.

(11)	Of these performance shares disclosed as unvested at 12/31/08, one-third of them vested on 1/19/09 at 0%, and thus no shares of Common Stock were issued on that vesting date; however, per the terms of the performance share award, the performance shares that vested at 0% in January 2009 will be carried forward and be eligible for vesting on the next normal vesting date of performance shares (expected to be in January 2010). The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of the shares remaining in this award (two-thirds of which are scheduled to vest in January 2010, and one-third scheduled to vest in January 2011), valued using the closing price of Valero’s Common Stock on 12/31/08.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2008
The following table provides information regarding (a) option exercises by our named executive officers, and (b) the vesting of restricted stock and performance shares held by our named executive officers during 2008 on an aggregated basis.

	Option Awards		Stock Awards (1)
	No. of Shares	Value	No. of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)(2)	Exercise ($)(3)	Vesting (#)(2)	Vesting ($)(4)
William R. Klesse	160,000	5,206,690	56,603	1,927,855
Michael S. Ciskowski	—	—	23,722	759,508
Richard J. Marcogliese	—	—	16,972	548,253
Kimberly S. Bowers	—	—	5,215	163,543
Joseph W. Gorder	—	—	10,274	337,793
Footnotes to “Option Exercises and Stock Vested” table:

(1)	Represents vested performance shares and restricted stock.

(2)	Represents the gross number of shares received by the named executive officer before deducting shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of performance shares or restricted stock to pay the resulting tax obligation.

(3)	The reported value for this column is determined by multiplying (a) the number of option shares, times (b) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(4)	The reported value for this column is determined by multiplying number of vested shares by the market value of the shares on the vesting date. The value is stated before payment of applicable taxes.

POST-EMPLOYMENT COMPENSATION
PENSION BENEFITS
FOR FISCAL YEAR ENDED DECEMBER 31, 2008
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2008.

			Present	Payments
		No. of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefits ($)	Year ($)
William R. Klesse (1)	Pension Plan	21.92	844,597	—
	Excess Pension Plan	7.00	3,211,358	—
	SERP	7.00	705,158	—

Michael S. Ciskowski	Pension Plan	23.25	502,738	—
	Excess Pension Plan	23.25	1,899,495	—
	SERP	3.25	449,334	—

Richard J. Marcogliese (2)	Pension Plan	34.58	972,724	—
	Excess Pension Plan	34.58	4,101,020	—
	SERP	34.58	1,335,551	—

Kimberly S. Bowers	Pension Plan	11.25	172,826	—
	Excess Pension Plan	11.25	278,042	—
	SERP	11.25	82,075	—

Joseph W. Gorder (3)	Pension Plan	21.25	317,936	—
	Excess Pension Plan	6.67	332,579	—
	SERP	6.67	84,431	—
Footnotes to “Pension Benefits” table:

(1)	The 21.92 years of service stated for Mr. Klesse for the Pension Plan represent the sum of Mr. Klesse’s participation in (a) the Valero Pension Plan since the date of Valero’s acquisition of UDS in 2001 (seven years), and (b) the qualified pension plan of UDS prior to the date of Valero’s acquisition of UDS (14.92 years). (In addition, Mr. Klesse has approximately 18 years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS.) The seven years of service stated for Mr. Klesse for the Excess Pension Plan and SERP represent his participation in these plans since the date of Valero’s acquisition of UDS in 2001.

(2)	The years of service stated for Mr. Marcogliese represent his combined years of credited service in Valero’s plans (approximately 8.7 years) and the plan of Exxon Mobil Corporation (“ExxonMobil”), his previous employer (approximately 25.8 years). Valero’s plans “wrap around” the ExxonMobil plan such that Mr. Marcogliese’s ultimate pension benefit from Valero will be calculated generally by computing his benefit under the Valero plans using the combined years of service stated in the table above, and then subtracting the amounts accruing to Mr. Marcogliese under the ExxonMobil plan.

(3)	The 21.25 years of service stated for the Pension Plan represent the sum of Mr. Gorder’s participation in (a) the Valero Pension Plan since 2002 (6.67 years), and (b) the qualified pension plan of UDS (11.5 years). (In addition, he has approximately 3.08 years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS.) In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan (using 21.25 years of credited service) by the value of his lump sum settlement in 2001. The 6.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation in these plans since the date of his commencement of employment with Valero.
Our Pension Plan, Excess Pension Plan, and SERP are described in the “Compensation Discussion and Analysis” section under the captions “Post-Employment Benefits” and “Pension Plans.”

The present values stated in the table above were calculated using the same interest rate and mortality table we use for valuations under FASB Statement No. 87 for our financial reporting. The present values as of December 31, 2008 were determined using a 5.40% discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the RP2000 Combined Healthy Mortality Table Projected by Scale AA to 2015. No decrements were included for preretirement termination, mortality, or disability. Where applicable, lump sums were determined based on a 5.90% interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2008-85 for 2009 distributions.
Under our Pension Plan, an eligible employee may elect to retire prior to the normal retirement age of 65, provided the individual is between the ages of 55 and 65 and has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the individual’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Mr. Klesse and Mr. Marcogliese are eligible for early retirement benefits under the plans listed in the table above.

NONQUALIFIED DEFERRED COMPENSATION
FOR YEAR ENDED DECEMBER 31, 2008
The following table provides information regarding contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during 2008. The table also presents each named executive officer’s earnings, withdrawals, and year-end balances in such plans.

		Executive	Registrant		Aggregate	Aggregate
		Contribu-	Contribu-	Aggregate	Withdraw-	Balance
		tions in	tions in	Earnings in	als/Distri-	at Last
Name	Plan Name	Last FY ($)	FY ($)(1)	Last FY ($)	butions ($)	FYE ($)
William R. Klesse	Deferred Compensation Plan	75,000	—	(480,301)	—	803,083
	Excess Thrift Plan	—	76,200	—	—	244,434
	Diamond Shamrock Excess ESOP (2)	—	—	—	—	486,650
	UDS Non-qualified 401(k) Plan (2)	—	—	(1,213,528)	—	1,954,517
	Diamond Shamrock Deferred Compensation Plan (2)	—	—	36,622	—	503,726

Michael S. Ciskowski	Deferred Compensation Plan	—	—	(48,108)	—	113,960
	Excess Thrift Plan	—	27,950	—	—	164,145

Richard J. Marcogliese	Deferred Compensation Plan	89,850	—	26,542	—	318,910
	Excess Thrift Plan	—	37,500	—	—	149,356

Kimberly S. Bowers	Deferred Compensation Plan	143,750	—	(48,994)	—	111,504
	Excess Thrift Plan	—	14,700	—	—	24,910

Joseph W. Gorder	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	12,900	—	—	19,437
Footnotes to “Nonqualified Deferred Compensation” table:

(1)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2008 in the Summary Compensation Table.

(2)	Valero assumed the Diamond Shamrock Excess ESOP, UDS Non-qualified 401(k) Plan, and Diamond Shamrock Deferred Compensation Plan when we acquired UDS in 2001. These plans are frozen. Only Mr. Klesse has balances in these plans.
Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis — Elements of Executive Compensation — Post-Employment Benefits.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We have entered into Change of Control Severance Agreement with our named executive officers. The agreements seek to assure the continued availability of the executive officers in the event of a “change of control” (described below) of Valero. When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market in order to recruit and retain executive officer talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies.
When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the executive officer’s terms of employment will not be adversely changed during the three-year period after a change of control. In addition, outstanding stock options held by the executive will automatically vest, restrictions on outstanding restricted stock will lapse, and unvested performance shares will vest and become payable at 200% of target. The executive officers are also entitled to receive a payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Each agreement subjects the executive to obligations of confidentiality, both during the term and after termination, for secret and confidential information relating to Valero that the executive acquired during his employment.
For purposes of these agreements, a “change of control” means any of the following (subject to additional particulars as stated in the agreements):
•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;

•	the ouster from the Board of a majority of the incumbent directors;

•	consummation of a business combination (e.g., merger, share exchange);

•	approval by stockholders of the liquidation or dissolution of Valero.
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the executive to perform substantially the executive officer’s duties, or the willful engaging by the executive in illegal or gross misconduct that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:
•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive;

•	increased travel requirements;

•	failure of the successor to Valero to assume and perform under the agreement.
SEC regulations require us to disclose potential payments to an executive in connection with his or her termination or a change of control of Valero. We have elected to use the following tables to make the required disclosures. Except as noted, values in the tables assume that a change of control occurred on December 31, 2008, and that the executive officer’s employment was terminated on that date.
Under the change of control agreements, if an executive officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” below.

PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS
Termination of Employment by the Company Other Than for
“Cause” or Disability, or by the Executive for “Good Reason” (1) ($)

	Klesse	Ciskowski	Marcogliese	Bowers	Gorder
Salary (2)	4,500,000	2,100,000	2,565,000	950,000	1,335,000
Bonus (2)	11,160,045	2,610,000	3,996,000	960,000	1,903,500
Pension, Excess Pension, and SERP	6,323,622	2,355,177	7,096,798	501,140	931,544
Contributions under Defined Contribution Plans	270,000	125,250	153,900	57,000	80,100
Health & Welfare Plan Benefits (3)	50,493	27,345	44,409	28,828	49,650
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Accelerated Vesting of Stock Options (4)	2,025,049	728,215	887,321	274,035	257,083
Accelerated Vesting of Restricted Stock (5)	4,012,229	1,319,348	1,648,881	470,454	557,252
Accelerated Vesting of Performance Shares (6)	2,727,030	555,109	967,265	193,548	401,032
280G Tax Gross Up (7)	—	—	6,630,645	—	1,869,421
Termination of Employment by the Company because of Death or
Disability (8) and Termination by the Executive Other Than for “Good Reason” (9) ($)

	Klesse	Ciskowski	Marcogliese	Bowers	Gorder
Accelerated Vesting of Stock Options (4)	2,025,049	728,215	887,321	274,035	257,083
Accelerated Vesting of Restricted Stock (5)	4,012,229	1,319,348	1,648,881	470,454	557,252
Accelerated Vesting of Performance Shares (6)	2,727,030	555,109	967,265	193,548	401,032
Continued Employment Following Change of Control (10) ($)

	Klesse	Ciskowski	Marcogliese	Bowers	Gorder
Salary	(10)	(10)	(10)	(10)	(10)
Bonus	(10)	(10)	(10)	(10)	(10)
Pension, Excess Pension, and SERP	(10)	(10)	(10)	(10)	(10)
Contributions under Defined Contribution Plans	(10)	(10)	(10)	(10)	(10)
Health & Welfare Plan Benefits	(10)	(10)	(10)	(10)	(10)
Accelerated Vesting of Stock Options (4)	2,025,049	728,215	887,321	274,035	257,083
Accelerated Vesting of Restricted Stock (5)	4,012,229	1,319,348	1,648,881	470,454	557,252
Accelerated Vesting of Performance Shares (6)	2,727,030	555,109	967,265	193,548	401,032
Footnotes appear on the following page.

Footnotes for “Payments Under Change Of Control Severance Agreements” tables:

(1)	The agreements generally provide that if the company terminates the executive officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the executive terminates his employment for “good reason,” as defined in the agreement, the executive is generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the executive officers’ bonuses for the year of termination were paid at year end), (ii) three times the sum of the executive officer’s annual base salary (two times for Ms. Bowers) plus the executive officer’s highest annual bonus from the past three years, (iii) the amount of the actuarial present value of the pension benefits (qualified and nonqualified) the executive would have received for an additional three years of service (two years for Ms. Bowers), and (iv) the equivalent of three years (two years for Ms. Bowers) of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for three years (two years for Ms. Bowers); and (c) up to $25,000 of outplacement services.

(2)	Per SEC regulation, for purposes of this analysis we assumed each executive officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s actual rate of pay as of December 31, 2008. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2006, 2007, or 2008 (the three years prior to the assumed change of control):

Name	Salary	Bonus
William R. Klesse	$1,500,000	$3,720,015
Michael S. Ciskowski	$700,000	$870,000
Richard J. Marcogliese	$855,000	$1,332,000
Kimberly S. Bowers	$475,000	$480,000
Joseph W. Gorder	$445,000	$634,500

(3)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for three years (two years for Ms. Bowers) following the date of termination.

(4)	The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (x) the difference between $21.64 (the closing price of Common Stock on the NYSE on December 31, 2008), and the options’ exercise prices, times (y) the number of option shares.

(5)	The amounts stated in the table represent the product of (x) the number of shares whose restrictions lapsed because of the change of control, and (y) $21.64 (the closing price of Common Stock on the NYSE on December 31, 2008).

(6)	The amounts stated in the table represent the product of (x) the number of performance shares whose vesting was accelerated because of the change of control, times 200%, times (y) $21.64 (the closing price of Common Stock on the NYSE on December 31, 2008).

(7)	If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code, the executive is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit.

(8)	If the executive officer’s employment is terminated by reason of death or disability, then his or her estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the executive in the prior three years (prorated to the date of termination; in this example, we assumed that the executive officers’ bonuses for the year of termination were paid at year end). In addition, in the case of disability, the executive would be entitled to any disability and related benefits at least as favorable as those provided by Valero under its plans and programs during the 120-days prior to the executive officer’s termination of employment.

(9)	If the executive voluntarily terminates employment other than for “good reason,” then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the executive in the prior three years (prorated to the date of termination; in this example, we assumed that the executive officers’ bonuses for the year of termination were paid at year end).

(10)	The agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the executive will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control.

COMPENSATION OF DIRECTORS
The following table provides a summary of compensation paid to members of our Board during the year ended December 31, 2008.
DIRECTOR COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2008

	Fees Earned	Stock	Option	All Other
	or Paid	Awards	Awards	Compensa-
Name	in Cash ($)	($)(1)	($)(1)	tion ($)(2)	Total ($)
W.E. “Bill” Bradford	118,000	126,680	—	—	244,680
Ronald K. Calgaard	106,000	146,694	—	—	252,694
Jerry D. Choate	113,000	146,694	—	—	259,694
Irl F. Engelhardt	115,000	145,039	35,900	—	295,939
Ruben M. Escobedo	130,000	146,694	—	—	276,694
William R. Klesse	—	—	—	—	(3)
Bob Marbut	125,000	126,680	—	—	251,680
Donald L. Nickles	95,000	149,195	1,352	—	245,547
Robert A. Profusek	103,000	150,040	19,914	—	272,954
Susan Kaufman Purcell	104,000	146,694	—	14,925	265,619
Stephen M. Waters	34,000	10,003	24,875	—	68,878
Footnotes to “Director Compensation” table:

(1)	Represents the dollar amount of compensation expense recognized by Valero for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R, which requires companies to expense the cost of equity awards over the period in which the recipient is required to provide service in exchange for the awards. The compensation expense stated above pertains to equity awards granted from 2005 through 2008 for which 2008 was the “requisite service period” per SFAS 123R.

In 2008, each of our non-employee directors received a grant of restricted Common Stock. In 2008, only Mr. Waters received a grant of stock options. The following table presents the grant date fair value (computed in accordance with SFAS 123R) of each equity award granted to our non-employee directors during 2008.

			Grant Date		Grant Date
		Restricted	Fair Value of		Fair Value
		Stock	Restricted	Stock	of Stock
Name	Grant Date	(# of shares)	Stock ($)	Options (#)	Options ($)
W.E. “Bill” Bradford	05/01/08	3,285	160,012	—	—
Ronald K. Calgaard	05/01/08	3,285	160,012	—	—
Jerry D. Choate	05/01/08	3,285	160,012	—	—
Irl F. Engelhardt	05/01/08	3,285	160,012	—	—
Ruben M. Escobedo	05/01/08	3,285	160,012	—	—
Bob Marbut	05/01/08	3,285	160,012	—	—
Donald L. Nickles	05/01/08	3,285	160,012	—	—
Robert A. Profusek	05/01/08	3,285	160,012	—	—
Susan Kaufman Purcell	05/01/08	3,285	160,012	—	—
Stephen M. Waters	09/23/08	3,241	106,694	10,000	99,500

The following table presents for each director (other than Mr. Klesse) as of December 31, 2008 (a) the shares of Common Stock that were subject to outstanding stock options (vested and unvested), and (b) the number of unvested restricted shares of Common Stock held. Mr. Klesse’s balances are stated in the “Outstanding Equity Awards” table in this proxy statement.

	Outstanding	Unvested
Name	Stock Options	Restricted Stock
W.E. “Bill” Bradford	49,000	4,348
Ronald K. Calgaard	13,000	4,348
Jerry D. Choate	57,000	4,348
Irl F. Engelhardt	5,000	4,348
Ruben M. Escobedo	—	4,348
Bob Marbut	76,652	4,348
Donald L. Nickles	11,000	4,348
Robert A. Profusek	11,000	4,348
Susan Kaufman Purcell	37,000	4,348
Stephen M. Waters	10,000	3,241

(2)	The amount stated for Dr. Purcell represents payment made under Valero’s former retirement plan for non-employee directors.

(3)	In 2008, William R. Klesse served as Valero’s Chairman of the Board, Chief Executive Officer, and President. In 2008, he received no compensation for his service as a member of the Board. Mr. Klesse’s compensation for service as Chief Executive Officer and President is presented earlier in this proxy statement in the compensation tables for our named executive officers.
Throughout 2008, our non-employee directors received a retainer fee of $75,000 per year, plus $2,000 for each Board and committee meeting attended in person, and $1,000 for each Board and committee meeting attended telephonically. Directors who serve as chairpersons of the Audit and Compensation Committees receive an additional $20,000 annually, and directors who serve as chairpersons of committees other than the Audit or Compensation Committee receive an additional $10,000 annually. In addition, the director who serves as the designated lead director will receive an additional retainer fee of $20,000 per year. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero receive no compensation (other than reimbursement of expenses) for serving as directors.
Effective January 1, 2009, the Board revised certain components of our non-employee director compensation structure. Under the revised structure, non-employee directors will not receive any fees for attending board meetings, and the annual retainer fee was increased from $75,000 to $91,000. The other compensation elements were not changed.
Grants of restricted shares of our Common Stock and grants of stock options supplement the compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock. Each non-employee director receives an annual grant of restricted shares of Common Stock valued at $160,000, and vesting occurs based on the number of prior grants made to the director as follows: (i) the initial grant to the director will vest (become nonforfeitable) in three equal annual installments; (ii) the second grant will vest one-third on the first anniversary of the grant date and the remaining two-thirds will vest 100% on the second anniversary of the grant date; and (iii) all grants thereafter will vest 100% on the first anniversary of the grant date.
Upon a non-employee director’s initial election to the Board, the director receives a one-time grant of stock options to acquire 10,000 shares of Common Stock that will vest and become exercisable on the first anniversary of the date the Options were granted. The stock options have an exercise price equal to the market price of the Common Stock on the date of grant, and expire seven years following the date of grant. The options vest and remain exercisable in accordance with their original terms if a director retires from the Board. In the event of a “Change of Control” as defined in our equity plans, all unvested restricted shares of Common Stock and stock options previously granted to the non-employee directors will immediately become vested or exercisable.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW, APPROVAL AND RATIFICATION OF TRANSACTIONS WITH MANAGEMENT AND OTHERS
We have established a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. Our conflicts policy is published on our intranet website. We have established a Conflicts of Interest Committee (“COI Committee”) to help administer our conflicts policy and to render ad hoc, objective determinations regarding whether any employee or director’s private interests may interfere with the interests of Valero. The COI Committee is composed of representatives from our legal, internal audit, and Sarbanes-Oxley compliance departments. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics, which is published on our internet website. Any waiver of any provision of this code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule.
Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware. We also solicit information from our directors and executive officers annually in connection with the preparation of disclosures in our proxy statement. These questionnaires specifically seek information pertaining to any “related person” transaction.
TRANSACTIONS WITH MANAGEMENT AND OTHERS
David Wiechmann, a Valero employee, is married to the daughter of Ruben M. Escobedo, a member of our Board. As the son-in-law of a director of Valero, Mr. Wiechmann is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K. Mr. Wiechmann is not an officer of Valero, does not attend Board or Audit Committee meetings, and does not prepare reports that are presented to the Board or to the Audit Committee. The aggregate value of salary, bonus, and other benefits paid annually by Valero to Mr. Wiechmann was less than $200,000 (including the dollar amount recognized for his equity awards for financial statement reporting purposes in accordance with SFAS 123R). There were no material differences in the compensation paid to any other employees who held analogous positions to Mr. Wiechmann and the compensation paid to Mr. Wiechmann.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)
The Audit Committee of the Board determined on February 25, 2009, to engage KPMG LLP (“KPMG”) to serve as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2009. KPMG also served as Valero’s independent registered public accounting firm for the fiscal years ended December 31, 2008, 2007 and 2006.
The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.
RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2009 is hereby approved and ratified.
The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2009.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2009 will be permitted to stand unless the Audit Committee finds other good reason for making a change.
Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.
KPMG FEES FOR FISCAL YEAR 2008
•	Audit Fees. The aggregate fees for fiscal year 2008 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2008 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2008 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $7,029,541.

•	Audit-Related Fees. The aggregate fees for fiscal year 2008 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $254,800. These fees related to the audit of Valero’s benefit plans.

•	Tax Fees. The aggregate fees for fiscal year 2008 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $0.

•	All Other Fees. The aggregate fees for fiscal year 2008 for services provided by KPMG, other than the services reported under the preceding captions, were $0.

KPMG FEES FOR FISCAL YEAR 2007
•	Audit Fees. The aggregate fees for fiscal year 2007 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2007 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2007 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $6,778,714.

•	Audit-Related Fees. The aggregate fees for fiscal year 2007 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $187,340. These fees related to the audit of Valero’s benefit plans.

•	Tax Fees. The aggregate fees for fiscal year 2007 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $3,510.

•	All Other Fees. The aggregate fees for fiscal year 2007 for services provided by KPMG, other than the services reported under the preceding captions, were $0.
AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the approval of services rendered to Valero by its independent auditors. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
None of the services provided by KPMG (as described above) were approved by the Audit Committee under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2008 *
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP, Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2008, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue its reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.
The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2008.
Members of the Audit Committee:
Ruben M. Escobedo, Chairman
Ronald K. Calgaard
Irl F. Engelhardt
Susan Kaufman Purcell

*	Mr. Stephen M. Waters was appointed to the Audit Committee in 2009, and is therefore not listed in the Report of the Audit Committee pertaining to the fiscal year ended December 31, 2008. The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

STOCKHOLDER PROPOSALS
We expect the following proposals to be presented by stockholders at the Annual Meeting. Following SEC rules, except for minor formatting changes, we have reprinted each proposal and its supporting statement as it was submitted by the sponsor(s) of the proposal. We assume no responsibility for the statements made by the sponsors in connection with the proposals.
After review, our management and the Board have concluded that they do not support the proposals, and the Board recommends that you vote AGAINST the proposals for the reasons explained below.
PROPOSAL NO. 3 STOCKHOLDER PROPOSAL – SAY-ON-PAY
(Item 3 on the Proxy Card)
This proposal was sponsored by the Unitarian Universalist Association of Congregations. Its address and number of voting securities held will be provided to any shareholder promptly upon oral or written request.
RESOLVED, that shareholders of Valero Energy Corporation request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
SUPPORTING STATEMENT:
Investors are increasingly concerned about mushrooming executive compensation especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.
An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.
In its 2008 proxy, Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”
To date ten other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Ingersoll Rand, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.
Influential proxy voting services RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. We believe the statesman like approach for company leaders is to adopt an Advisory Vote voluntarily before required by law.
We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanism for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.
We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.
The economic crisis highlights the importance of an Advisory Vote for financial companies.
END OF SHAREHOLDER PROPOSAL
*   *   *   *   *   *
BOARD RECOMMENDATION:
The Board recommends that you vote AGAINST this proposal for the following reasons:
The proposal requests that Valero’s stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and accompanying narrative disclosure. In the proponent’s view, such an advisory vote would annually provide the Board and management with useful information about whether stockholders view Valero’s senior executive compensation as being in the stockholders’ best interests.
The Board believes that the proposed advisory vote regime is impractical and that more effective means of communicating concerns to the Board are available to stockholders.
The Board firmly believes that Valero’s senior executive compensation programs are in the best interests of Valero’s stockholders because the creation of stockholder value is a core purpose of these programs. Valero’s executive compensation programs are administered by the Compensation Committee of Valero’s Board, which consists of four independent directors who do not participate in these programs. The Compensation Committee conscientiously designs and implements executive compensation programs that are performance-based, providing powerful incentives for the achievement of operating results, thereby aligning the interests of Valero’s senior executives and its stockholders.
The Board acknowledges that executive compensation is a salient topic in the current corporate governance debate, and has consistently exercised care and discipline in determining and disclosing executive compensation. However, the Board believes that not only would the proposed annual advisory vote not be a useful conduit for the expression of stockholders’ views on this topic, the proposal’s adoption would be detrimental to Valero.
Of primary significance, an advisory vote would not provide the Board with any meaningful insight into specific stockholder concerns regarding executive compensation. Valero’s executive compensation programs are multifaceted, reflecting the input of independent consultants and the Compensation Committee’s periodic review of competitive benchmark data. Were Valero’s compensation of its executive officers not ratified in any particular year, there would be no way to discern which aspect of compensa-

tion was cause for stockholder concern. Rather, such a vote would unduly pressure our Compensation Committee to compensate executive officers below competitive levels, which would disadvantage Valero in recruiting, retaining, and motivating executive personnel. Further, the stockholder proponent urges adoption of the proposal based on the fact that an analogous practice is required for United Kingdom companies. However, because there is no such requirement in the United States (with good reason, in the Board’s view), and because few, if any, of Valero’s peer companies have adopted this practice on their own accord, the institution of an annual advisory vote could put Valero at a competitive disadvantage, negatively impacting stockholder value.
An advisory vote focusing on just one aspect of Valero’s operations – compensation – will not enhance stockholder opportunity to communicate with the Board or Board accountability. Valero’s stockholders have multiple avenues to meaningfully communicate their concerns to the Board, with respect to executive compensation or otherwise. Shareholders can both directly contact the Board and make proposals for inclusion in Valero’s annual proxy statement. Valero’s directors are subject to election by the stockholders at annual meetings, which should be, and are, referenda on the overall performance of the Board and the management that is under its supervision.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 4 STOCKHOLDER PROPOSAL – STOCK RETENTION BY EXECUTIVES
(Item 4 on the Proxy Card)
This proposal was sponsored by the American Federation of State, County and Municipal Employees, AFL-CIO. Its address and number of voting securities held will be provided to any shareholder promptly upon oral or written request.
RESOLVED, that stockholders of Valero Energy Corporation (“Valero”) urge the Executive Compensation and Human Resources Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Valero’s 2010 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.
SUPPORTING STATEMENT:
Equity-based compensation is an important component of senior executive compensation at Valero. According to Valero’s 2008 proxy statement, equity awards represented 59% to 68% of the total direct compensation value provided to named executive officers in 2007. In 2007, Chairman and CEO William Klesse realized more than $19.7 million in reported value through the exercise of options and vesting of shares.
Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Valero’s long-term success and would better align their interests with those of Valero stockholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”
Valero has a minimum stock ownership guideline requiring executives to own a number of shares of Valero stock as a multiple of salary. The executives covered by the policy have five years in which to comply. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership, especially given the extended time period for compliance. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.
We urge stockholders to vote for this proposal.
END OF SHAREHOLDER PROPOSAL
*   *   *   *   *   *
BOARD RECOMMENDATION:
The Board recommends that you vote AGAINST this proposal for the following reasons:
The Board believes that the proposed restriction on the disposition by senior executives of shares of stock obtained through equity awards until two years following the termination of their employment would significantly impair Valero’s ability to compete in the competitive marketplace for senior executive talent, which is essential for the Company’s long-term success.

Valero’s executive compensation programs are carefully designed by the Compensation Committee of Valero’s Board (the “Committee”) to align the interests of Valero’s senior executives and its stockholders. The creation of stockholder value is a core purpose of our compensation programs, and we believe that our compensation programs already appropriately incentivize our senior executive officers to focus on Valero’s long-term success. Furthermore, our Board recognizes that ownership of Valero common stock is an effective means of aligning the interests of our senior executive officers with those of our stockholders. Accordingly, Valero has already adopted stock ownership and retention guidelines. See “Compensation-Related Policies – Stock Ownership Guidelines” on page 26 of this proxy statement. Under these guidelines, our Chief Executive Officer is required to own common stock having a value equal to 5 times base salary, our President is required to own common stock having a value equal to 3 times base salary, and each Executive Vice President is required to own common stock having a value equal to 2 times base salary. In addition, under these guidelines an officer desiring to sell 20% or more of his or her shares of common stock must receive the prior approval of the Chief Executive Officer (or, in the case of the Chief Executive Officer, prior approval of the Compensation Committee).
The Board believes that while it is essential that our senior executive officers have a meaningful equity stake in Valero’s future, it is also important that our senior executive officers and retirees be able to prudently manage their personal financial affairs. Our stock ownership and retention guidelines have been designed to balance these imperatives. Mandating that senior executives hold 75% of the shares of stock obtained through equity awards until two years following the termination of their employment would upset this equilibrium and would encourage turnover among senior executives who wish retain the ability to diversify their portfolios, to make charitable gifts or to liquidate a portion of their holdings in order to meet expenses.
The Board believes that most of Valero’s peer companies do not impose limitations similar to those set forth in the proposal. Imposing these limitations could require Valero to substitute costly benefits, such as substantially higher executive salaries, in order to compete as effectively in attracting and retaining executive talent. The Board believes that it is in our stockholders’ best interests for the Board to retain the flexibility to formulate programs that it determines are most conducive to the cost-effective attraction and retention of the most talented executives.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 5 STOCKHOLDER PROPOSAL – COMPENSATION CONSULTANT DISCLOSURES
(Item 5 on the Proxy Card)
This proposal was sponsored by the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada. Its address and number of voting securities held will be provided to any shareholder promptly upon oral or written request.
RESOLVED, that the shareholders of Valero Energy Corporation (“Company”) request that the Board of Directors submit a report to shareholders, which would provide the following information related to any compensation consultant(s) that has provided advice on the compensation of the Company’s senior executives within the past five years, or is engaged to provide such advice in the future:
1.	A list of any non-compensation-related services provided to the Company of any subsidiary of the Company by the consultant, and the nature of those services;

2.	Whether the Company has in place any policies and/or procedures regarding non-compensation-related services provided by the consultant, and a detailed description of those policies and/or procedures;

3.	Any services which the consultant has provided to senior executives of the Company or to any organizations that the Company’s senior executives are affiliated with, and the nature of those services;

4.	The total fees paid annually by the Company to the consultant for compensation-related services and non-compensation-related services.
The report should be prepared at reasonable cost, omit proprietary information, and be distributed in the manner deemed most efficient by the Company.
SUPPORTING STATEMENT:
To ensure that executive compensation is aligned with the long-term interests of shareholders, we believe executive compensation issues should be decided by a committee of independent directors who have access to unbiased advice and analyses. Our Company’s proxy statement discloses that our Company uses Towers Perrin as a compensation consultant. However, it does not disclose enough information to allow shareholders to assess the consultant’s independence.
Questions have been raised about the independence of compensation consultants in relation to escalating executive compensation and additional business relationships the consultant may have with the company. “When a consultant does other work for the company, it creates either the actual danger or perceived danger of a conflict of interest,” said Charles Elson, director of the John L. Weinberg Center for Corporate Governance at the University of Delaware. (Lifting the Lid: Boards wary of CEO pay advisers’ conflicts, Yahoo! Finance, April 21, 2006)
We believe there is a strong case for full disclosure of compensation consultant services at our Company. The Corporate Library states that our CEO received total actual compensation of over $26 million in 2007 and has identified his compensation as a “High Concern.”
In March 2007 the Council of Institutional Investors adopted guidelines stating that compensation consultants should be independent and that companies should disclose any other services provided by the consultant firm. Compensation consultant independence has been raised as a serious issue by the Business Roundtable, the National Association of Corporate Directors, the House Committee on Oversight and Government Reform, and a coalition of investors led by the Connecticut State Pension Fund. Prominent companies including Procter & Gamble, ExxonMobil, Pfizer, ConocoPhillips, and Home Depot have adopted policies to ensure compensation consultant independence.
Full disclosure of our Company’s relationships with its compensation consultant will help ensure that executive compensation decisions are rendered independently and in shareholders’ interests.
END OF SHAREHOLDER PROPOSAL
*   *   *   *   *   *

BOARD RECOMMENDATION:
The Board recommends that you vote AGAINST this proposal for the following reasons:
The proposal requests that the Board submit a report to stockholders which would provide certain information related to any compensation consultant that has provided advice on the compensation of Valero’s senior executives within the past five years, or is engaged to provide such advice in the future, detailing, among other things, any non-compensation related services provided by the consultant, Valero’s policies and procedures with respect to the consultant’s provision of non-compensation related services, services provided by the consultant to Valero’s senior executives or organizations the senior executives are affiliated with, and the total fees paid annually by Valero to the consultant.
Valero’s executive compensation policies are administered by the Compensation Committee of the Board (the “Committee”), which consists of four independent directors who are not participants in our executive compensation programs. The Committee is responsible for ensuring that Valero’s executive compensation programs provide strong performance incentives and enable us to successfully compete in attracting and retaining top quality executive talent, and that our compensation programs are consistent with our peer group’s compensation programs. To that end, the Committee engages an independent compensation consultant. The independent compensation consultant is retained directly by the Committee. As required by NYSE listing standards, the Compensation Committee’s charter specifies that the Committee has the sole authority to select, retain, and/or terminate its relationship with the compensation consultant, and sole authority to approve the consultant’s fees and other engagement terms.
Consistent with the rules and regulations of the SEC, this proxy statement already contains extensive disclosure with respect to executive compensation matters. See the “Compensation Committee Report” section of this proxy statement beginning on page 11. In particular, this proxy statement already contains the disclosures prescribed by the SEC with respect to the engagement of Towers Perrin, the independent compensation consultant retained by the Committee, including the disclosure mandated by Rule 407 of Regulation S-K of the SEC. Please refer to pages 4, and 12-22 of this proxy statement.
We believe that the proposal’s reporting requirements are unnecessary and burdensome given the independence safeguards required by the NYSE and the Compensation Committee’s charter and that our proxy statement already contains all requisite disclosure with respect to our relationship with Towers Perrin under the rules and regulations of the SEC. A separate report as requested by the proponent would serve no useful purpose, would be burdensome, and would result in an unnecessary expense for Valero’s stockholders.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 6 STOCKHOLDER PROPOSAL – DISCLOSURE OF POLITICAL CONTRIBUTIONS/TRADE ASSOCIATIONS
(Item 6 on the Proxy Card)
This proposal was sponsored by The Nathan Cummings Foundation. Its address and number of voting securities held will be provided to any shareholder promptly upon oral or written request.
RESOLVED, the shareholders of Valero Energy Corporation (“Valero”) hereby request that the Company provide a report, updated semi-annually, disclosing Valero’s:
1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution that if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:
a.	An accounting of Valero’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in Valero who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing Valero’s political contributions and expenditures.
The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.
SUPPORTING STATEMENT:
As long-term shareholders of Valero, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.
Disclosure is in the best interest of the company and its shareholders and is critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of the company and its shareholders.
Valero Energy Corp. contributed at least $1.6 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine, http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics, http://www.followthemoney.org/index.phtml) Publicly available data does not, however, provide a complete picture of the Company’s political expenditures. For example, payments to trade associations used for political activities are undisclosed and unknown. In many cases, not even a corporation’s management knows how trade associations use their company’s money for political purposes.
The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and eBay, that support political disclosure and accountability and present this information on their websites.
We urge your support for this critical governance reform. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.
END OF SHAREHOLDER PROPOSAL
*   *   *   *   *   *

BOARD RECOMMENDATION:
The Board recommends that you vote AGAINST this proposal for the following reasons:
The Board believes that constructive participation in the political process is an important means of enhancing stockholder value and fostering good corporate citizenship. We believe that it is in the best interest of Valero’s stockholders that federal, state, and local governments understand how their actions impact Valero’s business and stakeholders. Accordingly, Valero communicates with governmental organizations and officials about its business concerns.
However, Valero’s policy is that it does not use corporate funds to make contributions to political candidates, political parties, political committees, or other political entities organized and operating under Section 527 of the Internal Revenue Code. Instead, Valero’s political activities consist primarily of its sponsorship of the Valero Energy Corporation Political Action Committee, known as VALPAC. The political contributions cited by the proponent were made by VALPAC, and did not involve Valero corporate funds. VALPAC solicits and accepts voluntary contributions from eligible employees and stockholders of Valero, and it does not accept contributions from any corporation, National Bank or foreign national. VALPAC makes political contributions to support federal, state, and local candidates for elective public office that promote the protection and advancement of a strong energy industry and support effective financial legislation important to Valero and its stockholders. All decisions regarding political contributions by VALPAC are subject to the oversight of VALPAC’s Board of Directors and to annual Valero internal audits. Any Valero employee who contributes to VALPAC may request a contribution be made to support a particular candidate. As required by law, all VALPAC contributions are periodically reported to the Federal Election Commission and to the applicable state election authorities. Reports made to those agencies are publicly available. Valero’s Code of Business Conduct and Ethics, available on our web site at www.valero.com, also expressly requires Valero employees to comply with all laws, rules and regulations concerning contributions to government agencies, officials and personnel.
In addition, the Board believes that disclosure of dues paid by Valero to trade associations who may engage in political activity could misrepresent Valero’s political activity. Valero joins trade associations principally for the business, technical, and industry expertise these organizations provide, not for political purposes. Valero carefully monitors the appropriateness and effectiveness of the political activities that the most significant trade associations to which it belongs undertake, and Valero does not agree with all positions taken by trade associations on political issues.
The proposal’s reporting requirements are unnecessary given Valero’s political contributions policy and purpose for joining trade associations as described above. In addition, the Board believes that the legally required disclosures regarding VALPAC’s contributions under the current comprehensive system of reporting and accountability for political contributions provide sufficient public information, as evidenced by the proponent’s citation of political contribution figures. Any additional disclosure would serve no useful purpose, would be burdensome, and would result in an unnecessary expense for Valero’s stockholders.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents certain information regarding our compensation plans as of December 31, 2008.

	Number of		Number of
	Securities	Weighted-	Securities
	to be Issued	Average	Remaining Avail-
	Upon Exercise	Exercise Price	able for Future
	of Outstanding	of Outstanding	Issuance Under
	Options, Warrants	Options, Warrants	Equity Compen-
	and Rights (#)	and Rights ($)	sation Plans (1)
Approved by stockholders:
2005 Omnibus Stock Incentive Plan	2,869,532	28.63	15,988,740
2001 Executive Stock Incentive Plan	2,264,220	10.69	—
Non-employee director stock option plan	285,000	17.06	—
Non-employee director restricted stock plan	—	—	218,617
UDS non-qualified stock option plans (2)	905,706	9.64	—
Premcor non-qualified stock option plans (2)	771,291	24.73	—
Not approved by stockholders:
1997 non-qualified stock option plans	4,228,519	7.70	—
2003 All-Employee Stock Incentive Plan (3)	13,745,285	32.67	148,285

Total	25,069,553	24.76	16,355,642

Footnotes:

(1)	Securities available for future issuance under these plans can be issued in various forms, including without limitation restricted stock and stock options.

(2)	These plans were assumed by Valero, as applicable (a) on December 31, 2001, upon Valero’s acquisition of UDS, and (b) on September 1, 2005, upon Valero’s acquisition of Premcor Inc.

(3)	Officers and directors of Valero are not eligible to receive grants under this plan.
For additional information on these plans, see Note 22 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2008, included in Valero’s Annual Report on Form 10-K.

MISCELLANEOUS
GOVERNANCE DOCUMENTS AND CODES OF ETHICS
We adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules and regulations. We also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.
We post the following documents on our website at www.valero.com in the “Investor Relations” section (under “Corporate Governance”). A print copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.

Restated Certificate of Incorporation	Audit Committee Charter
Bylaws	Compensation Committee Charter
Code of Business Conduct and Ethics	Executive Committee Charter
Code of Ethics for Senior Financial Officers	Finance Committee Charter
Corporate Governance Guidelines	Nominating/Governance Committee Charter
STOCKHOLDER COMMUNICATIONS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication in an envelope addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated in “Miscellaneous – Stockholder Nominations and Proposals” below.
STOCKHOLDER NOMINATIONS AND PROPOSALS
If you wish to submit a stockholder proposal to be included in our proxy statement for the 2010 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, we must receive your written proposal on or before November 20, 2009. Please address your proposal to Valero’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
If you wish to present a stockholder proposal at the 2010 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating/Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 9 (or Section 10, as applicable) of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 60th day or earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2010 annual meeting of stockholders.

A copy of our bylaws is available on our website at www.valero.com in the “Investor Relations” section (under the caption “Corporate Governance”). Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.
OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.
FINANCIAL STATEMENTS
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2008, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the internet as indicated in the Notice and through our website at www.valero.com (in the “Investor Relations” section under “Financial Reports & SEC Filings”).
HOUSEHOLDING
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer or bank which holds shares for your account, you may do so by calling (800) 542-1061, or you may contact your broker.
TRANSFER AGENT
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Stockholder Communications
250 Royall Street
Canton, Massachusetts 02021
(888) 470-2938
(312) 360-5261

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and to request electronic delivery of information until 11:59 p.m., Eastern Time, the day before the cutoff date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Valero Energy Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VALER1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALERO ENERGY CORPORATION

Vote on Directors

The Board of Directors recommends that you vote “FOR” all nominees.

1.	Elect four Class III directors to serve until the 2012 Annual Meeting of Stockholders or until their respective successors are elected and have been qualified:

Nominees:	For	Against	Abstain

1a. Jerry D. Choate	☐	☐	☐

1b. William R. Klesse	☐	☐	☐

1c. Donald L. Nickles	☐	☐	☐

1d. Susan Kaufman Purcell	☐	☐	☐

Vote on Proposals

The Board of Directors recommends that you vote “FOR” proposal 2.		For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2009.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” proposals 3, 4 , 5 and 6.		For	Against	Abstain

3.	Vote on a stockholder proposal entitled, “Say-on-Pay.”	☐	☐	☐

4.	Vote on a stockholder proposal entitled, “Stock Retention by Executives.”	☐	☐	☐

5.	Vote on a stockholder proposal entitled, “Compensation Consultant Disclosures.”	☐	☐	☐

6.	Vote on a stockholder proposal entitled, “Disclosure of Political Contributions/Trade Associations.”	☐	☐	☐

The above proposals are in addition to any other business properly brought before the meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

VALERO ENERGY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
April 30, 2009
The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) William R. Klesse and Jay D. Browning, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 30, 2009 at 10:00 a.m., Central Time, at the Valero Energy Corporation offices located at One Valero Way, San Antonio, Texas 78249, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSALS 3, 4, 5 AND 6. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.
YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.